Exhibit 10(a)

AGREEMENT FOR OPERATION, MAINTENANCE AND MANAGEMENT SERVICES FOR
     THE TOWNSHIP OF EDISON'S MUNICIPAL WATER SYSTEM




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TABLE OF CONTENTS

Page

ARTICLE I.  DEFINITIONS

           Section 1.1.  2
           Section 1.2. 11

ARTICLE II.  AGREEMENT

           Section 2.1.   Operation, Maintenance and Management of
                     System 12

ARTICLE III.  TERM

           Section 3.1.   Term 13
           Section 3.2.   Extension 13

ARTICLE IV.  CONDITIONS PRECEDENT

           Section 4.1.   General 15
           Section 4.2.   Conditions to Township's Obligations 15
           Section 4.3.   Conditions to Operator Obligations 18
           Section 4.4.   Satisfaction of Conditions Precedent 21
           Section 4.5.   Timing of Certain Obligations 23

ARTICLE V.  REPRESENTATIONS, WARRANTIES AND COVENANTS

           Section 5.1.   Township Representations, Warranties and
                     Covenants 25
           Section 5.2.   Operator Representations, Warranties and
                     Covenants 26

ARTICLE VI.
OPERATION, MAINTENANCE, MANAGEMENT OF AND
CAPITAL IMPROVEMENTS TO THE SYSTEM

           Section 6.1.   General 28
           Section 6.2.   Inventory 33
           Section 6.3.   Maintenance Management Program 33
           Section 6.4.   Software Program 34
           Section 6.5.   Testing and Laboratory Analysis 34
           Section 6.6.   Reporting Requirements 36
           Section 6.7.   Staffing 39
           Section 6.8.   Licenses 42
           Section 6.9.   Compliance with Laws, Regulations and
                     Permits 43
           Section 6.10.  Safety and Security 44
           Section 6.11.  Continuity of Service 45
           Section 6.12.  Emergency Situations 46
           Section 6.13.  Access to System and Records 47
           Section 6.14.  Meters and AMR Devices 49
           Section 6.15.  Water Quality Standards 50
           Section 6.16.  Operations Committee 50

ARTICLE VII.  SYSTEM CAPITAL IMPROVEMENTS

           Section 7.1.   Minimum Capital Improvements and
                     Additional Capital Improvements
                     to the System 52

ARTICLE VIII.  FINANCIAL TERMS

           Section 8.1.   The Initial Concession Payment 55
           Section 8.2.   The Annual Payment 55
           Section 8.3.   Revenue Sharing 55
           Section 8.4.   Establishment and Collection of Rates,
                     Fees and Charges 56
           Section 8.5.   Billing and Collections 60
           Section 8.6.   Application of Rents, Rates, Fees and
                     Other Charges 61

ARTICLE IX. DEFAULT AND TERMINATION

           Section 9.1.   General Provisions 63
           Section 9.2.   Termination for Cause by the Township 63
           Section 9.3.   Termination for Cause by the Operator 67
           Section 9.4.   Termination for Unenforceability of
                     Agreement 73
           Section 9.5.   Optional Termination by the Township 75

ARTICLE X.  MISCELLANEOUS

           Section 10.1.  Insurance 76
           Section 10.2.  Indemnification 80
           Section 10.3.  New Equipment 82
           Section 10.4.  Enforcement 82
           Section 10.5.  Assignment 83
           Section 10.6.  Affirmative Action 83
           Section 10.7.  Entire Agreement 85
           Section 10.8.  Notices 86
           Section 10.9.  Public Notices 87
           Section 10.10. Application of Law 87
           Section 10.11. Relationship 87
           Section 10.12. Public Relations 87
           Section 10.13. Notice of Litigation 88
           Section 10.14. Cost Substantiation 88
           Section 10.15. Unforeseen Events 89
           Section 10.16. Dispute Resolution 90
           Section 10.17. Provisions Relating to Wheeling 91
           Section 10.18. Expiration of the Agreement 92


SCHEDULES

      Schedule ABase Service Rate
      Schedule BGuaranty Agreement
      Schedule CMinimum Administrative Criteria
      Schedule DMinimum Capital Improvements
      Schedule EMinimum Financial Criteria
      Schedule FMinimum Technical Criteria
      Schedule GOperating Performance Standards
      Schedule HWater Supply Agreements
      Schedule IFacilities to Receive Free Services
      Schedule JEmployees to be Hired or Paid for the
                     Contract Partner
      Schedule KAnnual Payments

AGREEMENT FOR
OPERATION, MAINTENANCE AND MANAGEMENT SERVICES FOR
THE TOWNSHIP OF EDISON'S MUNICIPAL WATER SYSTEM


      THIS AGREEMENT, made this 25th Day of June, 1997, by and between the TOWNSHIP OF EDISON, a municipal corporation of the State of New Jersey (the "Township") and Edison Water Company, a New Jersey corporation doing business at 600 South Avenue, Westfield, New Jersey 07091-0788 (the "Operator").
W I T N E S S E T H:
      WHEREAS, the Township currently owns and operates a water transmission and distribution system (hereinafter referred to as the "System") within the Township limits of the Township; and
      WHEREAS, the Operator is engaged in the business of operating, maintaining and managing water utilities; and
      WHEREAS, it is the mutual desire of the parties to enter into an agreement to provide for the operation, maintenance, management and improvement of the System; and
      WHEREAS, the Township Council of the Township has determined that the public health, safety, and welfare of the residents of the Township can best be protected by entering into an agreement to provide for the operation, maintenance, and management of the System;
      NOW, THEREFORE, in consideration of the mutual covenants, conditions and terms contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:





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ARTICLE I.  DEFINITIONS

      Section 1.1. The following definitions shall apply to and are used in this Agreement:
      "Act" means the Water Act hereinafter defined.
      "Actual Defeasance Amount" means the amount necessary to completely effect the Defeasance of the System Indebtedness.
      "Additional Capital Improvements" means the additional Capital Improvements undertaken pursuant to Section 7.1(b).
      "Additional Capital Improvements Charge" means that portion of the Total User Charge Rate that funds any Additional Capital Improvements to the System pursuant to Section 8.4(c).
      "Agreement" means this "Agreement for Operation, Maintenance and Management Services for the Township of Edison's Municipal Water System" executed by and between the Township and the Operator.
      "AMR" means encoder meters and appurtenances readable on the outside of the user's structure.
      "Annual Payment" means the annual payment paid by the Operator to the Township in accordance with Section 8.2.
      "Authorized Representative" means, in the case of the Operator, the individual(s) specified in writing by the Operator, as the representative of the Operator for all purposes of this Agreement and, in the case of the Township, such representative of the Township designated in writing by the Township.
      "Bankruptcy Code" means The Bankruptcy Code, 11 U.S.C. (101 et seq.), as amended from time to time and any successor statute thereto.
      "Base Service Rate" means that portion of the Total User Charge Rate paid by customers of the System equal to the rates set forth in Schedule A to this Agreement.
      "Board" means the New Jersey Board of Public Utilities.
      "Capital Improvements" means improvements to the System that (a) have a five year or greater useful life, (b) are non-consumable in nature, (c) cost in excess of $50,000 per occurrence in the case of water main breaks, (d) constitute a permanent part of the System, and (e) do not constitute a maintenance or repair item.
      "CERCLA" shall have the meaning set forth in Section 6.9.
      "Commencement Date" means the date when the Operator must begin rendering the Services specified in the Notice to Proceed.
      "Contract Date" means the date of execution of this Agreement.
      "Contract Year" means a one-year period commencing on July 1 and ending on June 30 in each year during the term of this Agreement, which in the case of the first Contract Year shall be the period beginning on the Commencement Date and ending on June 30, 1998.
      "Cost Substantiation" shall have the meaning set forth in Section 10.14. "Day" means a calendar day of twenty-four hours measured from midnight to the next midnight.
      "Defease" or "Defeasance" means the full payment or provision for the full payment of the System Indebtedness in accordance with the requirements of the Local Bond Law (N.J.S.A. 40A:2-1, et seq.) and the Internal Revenue Code of 1986, as amended.
      "DEP" or "Department" means the New Jersey Department of Environmental Protection or any successor agency.
      "EPA" means the United States Environmental Protection Agency or any successor agency.
      "Escrow Agent" means a bank or trust company appointed to hold the Interim Defeasance Fund and Initial Concession Payment Escrow Account.
      "Estimated Defeasance Amount" means $620,000.
      "Fiscal Year" means a period of twelve consecutive months commencing on July 1 and ending in the following June 30 or any other fiscal year implemented by the Township.
      "Fixed Rate Period" shall have the meaning assigned to such term in
Section 8.4(b).
      "Guarantor" means E'town Corporation, a New Jersey corporation doing business at 600 South Avenue, Westfield, New Jersey.
      "Guaranty Agreement" means the guaranty agreement between the Guarantor and the Township included in Schedule B to the Agreement.
      "Initial Concession Payment" means $5,076,599.89 (which amount includes the forgiveness of $246,899.89 previously owed to the Operator and a cash payment of $4,829,700).
      "Initial Concession Payment Escrow Account" means the account established pursuant to Section 8.1.
      "Interim Defeasance Fund" means the fund established pursuant to Section 4.5(c).
      "Local Finance Board" means the Local Finance Board of the Division of Local Government Services of the New Jersey Department of Community Affairs.
      "Local Public Contracts Law" means N.J.S.A. 40A:11-1 et seq.
      "Minimum Administrative Criteria" means the minimum administrative requirements applicable to the Operator as set forth in Schedule C to this Agreement.
      "Minimum Capital Improvements" means the minimum Capital Improvements to the System set forth in Schedule D to this Agreement, together with any substitute Capital Improvements permitted by Section 7.1(a).
      "Minimum Financial Criteria" means the financial requirements applicable to the Operator as set forth in Schedule E to this Agreement.
      "Minimum Technical Criteria" means the technical requirements applicable to the Operator as set forth in Schedule F to this Agreement.
      "Net Revenues" means the total revenues paid to the Operator under a wheeling agreement after the deduction therefrom of all direct costs incurred by the Operator (subject to Cost Substantiation) for the purchase, transmission, treatment and metering of such water and construction and financing of Capital Improvements necessary to wheel purchased water.
      "Notice to Proceed" means a notice issued by the Township after satisfaction or waiver of all of the conditions precedent set forth in
Article IV that establishes the Commencement Date.
      "Operating Standards" means the operating performance standards as set forth in Schedule G to this Agreement.
      "Operations Committee" means the committee established pursuant to
Section 6.16.
      "Operator" means Edison Water Company, a New Jersey corporation doing business at 600 South Avenue, Westfield, New Jersey 07091-0788.
      "OSHA" shall have the meaning set forth in Section 6.9.
      "Pass-through Charge" means that portion of the Total User Charge Rate used to reimburse the Operator, on a dollar-for-dollar basis, for additional costs resulting from the occurrence of an Unforeseen Event pursuant to
Section 8.4(b) or for any loss in revenues as a result of a rate freeze by the Township on all customers that are 65 years or older provided, however, in no event shall the Township impose such a rate freeze which reduces total revenues by more than ten percent (10%) per year, and provided further that the Township has obtained an opinion of counsel that such a rate freeze is legal.
      "Pass-through Credit" means the reduction in the Total User Charge Rate to give the Township the benefit, on a dollar-for-dollar basis, of the reduction in costs resulting from the occurrence of Unforeseen Event pursuant to Section 8.4(b).
      "Permits" means permits, approvals, certifications, authorizations or consents and/or licenses issued by the EPA, the Department, or any other federal, state or local regulatory agency or private party that is necessary for the proper operation of the System.
      "Proposal" means the Proposal submitted by the Operator in response to the RFQ/RFP.
      "RFQ/RFP" means the "Request for Qualifications and Proposals for a Public/Private Agreement for Operation, Maintenance and Management Services for the Township of Edison, New Jersey" dated September 19, 1996, as amended by the Township, and subsequent addenda and clarifications, issued by the Township in connection with procurement of the Services.
      "Services" means all of the duties, obligations, and services as defined herein to be provided by the Operator that are related to the management, operation, maintenance and Minimum Capital Improvements required to be undertaken by the Operator, or any combination thereof, of the System, or for provision of complete operating staff, energy and other consumables, management, performance, operation and maintenance of the System.
      "Substitute Minimum Capital Improvements" shall have the meaning set forth in Section 7.1(a).
      "System" means all of the individual components and elements that comprise the potable water system of the Township.
      "System Indebtedness" means the aggregate amount of $495,000 of General Obligation Refunding Bonds, Series 1992 dated November 15, 1992 and previously issued by the Township to finance a portion of the System, which bonds are scheduled to mature on June 1 in each of the years 1998 and 1999 in the amount of $110,000; June 1, 2000 in the amount of $105,000; June 1, 2001 in the amount of $95,000; June 1, 2002 in the amount of $60,000; and June 1, 2003 in the amount of $15,000.
      "Term" means the term of this Agreement as determined in accordance with
Section 3.1.
      "Total User Charge Rate" means the sum of the Base Service Rate, the Additional Capital Improvements Charge, the Pass-through Charge or Pass-through Credit, as the case may be, and the Township Administrative Fee.
      "Township" means the Township of Edison, a public body corporate and politic of the State of New Jersey.
      "Township Administrative Fee" means the annual fee charged by the Township beginning in the Contract Year that commences on July 1, 1999 and included in the Total User Charge Fee pursuant to Section 8.4(d) which amount shall not exceed $150,000 per year.
      "Unforeseen Events" means circumstances beyond the control of the parties hereto consisting of: (a) changes in rates charged by any outside supplier of water to the Township from the amount charged for such water at the time of execution of this Agreement or (b) any of the following acts, events or conditions or any combination thereof (other than a labor strike by the Operator, its employees, affiliates or subcontractors) that is (i) unforeseeable as of the Contract Date, (ii) outside of the control of the party relying thereon for justification for not performing an obligation or complying with any condition required of such party under the Agreement; and
(iii) has had or may be reasonably expected to have a direct, material adverse effect on the System or the operation thereof:
           (A) Force Majeure events, such as acts of God, acts of terrorism, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, washouts, droughts and explosions, civil disturbances, acts of the public enemy, and war;
           (B) Change in Law, defined as (1) the enactment of any law or regulations after the Contract Date (excluding (x) laws or regulations adopted at the time of execution of this Agreement but which have provisions that take effect after the first Contract Year and (y) pending changes in law reasonably anticipated to be enacted as of the Contract Date and (z) changes in federal or state income tax law); or (2) a material modification of or imposition of any material condition on the issuance, modification or renewal of any Permit, which, in the case of either (1) or (2) above, establishes requirements affecting the financing of, improvements to or operation of the System that are materially more burdensome than the most stringent requirements in effect as of the Contract Date;
           (C) Judicial/Administrative Determinations, defined as the final order, judgment, action and/or determination of any federal, state or local court of competent jurisdiction, administrative agency or governmental body (other than the Township);
           (D) Permit/License Termination, defined as the suspension, termination, interruption, denial or failure of renewal or issuance of any Permit (not caused by the action or inaction of either party hereto) that is necessary to improve, repair or operate the System.
           (E) Fines imposed on the Township due to pre-existing conditions relating to the System.
      "Water Companies" means the Elizabethtown Water Company and Middlesex Water Company.
      "Water Act" means the "New Jersey Water Supply Public-Private Contracting Act", supplementing Title 58 of the Revised Statutes and amending R.S. 48:2-13 and P.L. 1971, c. 198, enacted May 11, 1995 as Chapter 101 of the Laws of 1995.
      "Water Supply Agreements" means collectively the agreements between the Township and the Water Companies attached hereto as Schedule H.
      Section 1.2. Whenever the context may require, any pronoun that is used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular shall include the plural and vice versa. Unless otherwise noted, the words "include," "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". The words "agree," "agreements," "approval" and "consent" when used in this Agreement shall be deemed to be followed by the phrase "which shall not be unreasonably withheld or unduly delayed," except or unless the context may otherwise specify.



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ARTICLE II.  AGREEMENT

      Section 2.1. Operation, Maintenance and Management of System. On and after the Commencement Date, the Township and the Operator, in combination with each other in the manner herein described, shall operate, maintain and manage the System on the terms and conditions set forth in this Agreement.




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ARTICLE III.  TERM

      Section 3.1. Term. The Term of this Agreement shall commence on the Commencement Date and unless earlier terminated in accordance with the terms hereof, shall expire on the twentieth anniversary date of the Commencement Date, subject to such renewal as is contemplated in this Article III.
      Section 3.2. Extension. The Term of this Agreement may be extended by the parties hereto upon substantially similar terms for up to two additional five (5) year periods. The Township shall notify the Operator, in writing, of its desire to extend the Agreement at least twelve (12) months prior to the expiration of the original Term or of any extension period. Such notice shall identify the period of the proposed extension and any proposed modifications to the terms and conditions of this Agreement that would be effective during such extension period. The Operator shall respond, in writing, to the Township's request for an extension within ninety (90) Days of the Township's notice requesting an extension, which response shall specify the Operator's acceptance, rejection or counter-proposals with respect to the Township's proposed modifications, if any. Unless otherwise extended by agreement of the parties, if the Township and the Operator have not agreed, in writing, on the proposed extension and the modification, if applicable, of this Agreement six (6) months prior to the expiration of the original Term or any extension period, as applicable, this Agreement shall terminate on the last Day of the original Term or the extension period, as the case may be.




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ARTICLE IV.  CONDITIONS PRECEDENT

      Section 4.1. General. The issuance of a Notice to Proceed and the establishment of the Commencement Date shall be subject to the satisfaction or waiver of the conditions precedent set forth in this Article IV.
      Section 4.2. Conditions to Township's Obligations. The Township shall be under no obligation to issue a Notice to Proceed or to perform any of its other obligations under the terms of this Agreement (other than those obligations arising or relating to actions required to be taken by or on behalf of the Township prior to issuance of the Notice to Proceed) unless the following conditions have been satisfied or waived by the Township (in writing):
           (a) The Board and the Local Finance Board shall have finally approved this Agreement and the time for appeal of such decision shall have expired.
           (b) The Operator and the Guarantor shall have been validly organized and created and each shall be validly existing under the laws of the jurisdiction in which it was incorporated, as evidenced by delivery of
(1) certified copies of the certificate of incorporation and the certificate of good standing or their equivalent under applicable law; (2) an opinion of counsel to the Operator and the Guarantor to such effect; and (3) such other documentation as the Township may reasonably require to evidence satisfaction of the requirements set forth in this Section 4.2(b).
           (c) The Guarantor shall have delivered the Guaranty Agreement to the Township and an opinion of counsel to the Guarantor stating that no litigation is pending or threatened against the Guarantor which would impair its ability to perform its duties under the Guaranty Agreement.
           (d) The Operator shall have delivered to the Township (1) a certificate of an Authorized Officer of the Operator, to the effect that each of the representations of the Operator set forth in Section 5.2 are true and correct and (2) an opinion of counsel to the Operator, in a form which is reasonably satisfactory to the Township, to the effect set forth in Section 5.2(a) through (d).
           (e) The Operator, its employees and/or its subcontractors, if applicable, shall have obtained all applicable Permits that are necessary for the operation, maintenance and management of the System, and that are not expressly required to be obtained by the Township hereunder.
           (f) The Operator shall have submitted to the Township all appropriate certificates of insurance and, at the Township's option, copies of all applicable endorsements to insurance policies, as are required by this Agreement.
           (g) No material action, suit, proceeding or official investigation shall have been threatened, publicly announced or commenced by any federal, state or local governmental authority or agency, or any other person, or in any federal, state or local court, that seeks to enjoin, assess civil or criminal penalties against, assess civil damage against or obtain any judgment, order or consent decree with respect to the Operator, the Guarantor, the Agreement or the Guaranty Agreement or any actions contemplated in the Agreement or the Guaranty Agreement;
           (h) No receiver, liquidator, custodian or trustee of the Operator or the Guarantor or of a major part of either entity's property shall have been appointed subsequent to the Contract Date, and no petition to reorganize the Operator or the Guarantor pursuant to the Bankruptcy Code or any similar statute that is applicable to the Operator or the Guarantor shall have been filed subsequent to the Contract Date; and no adjudication of bankruptcy or a filing for voluntary bankruptcy under the provisions of the Bankruptcy Code or any other similar statute which is applicable to the Operator or the Guarantor shall have been filed.
           (i) No indictment or conviction has been returned against any official of the Operator or the Guarantor with respect to any business transaction, whether or not related to the transactions contemplated by the terms of this Agreement or the Guaranty Agreement.
           (j) The Operator and/or the Guarantor meets or exceeds the Minimum Administrative Criteria, Minimum Financial Criteria and Minimum Technical Criteria.
           (k) No change shall have occurred subsequent to the Contract Date in any applicable federal, state or local law, or any applicable federal, state or local statute, regulation thereunder or written interpretation thereof by any applicable regulatory authority, that would make the execution or delivery by either party of this Agreement or the compliance by the Township with the terms and conditions hereof or the consummation by the Township of the transactions contemplated hereby, a violation of such law, statute or regulation, or that would constitute a "Change in Law" as defined in the definition of Unforeseen Events.
           (l) The Operator shall have paid the greater of the Estimated Defeasance Amount or the Actual Defeasance Amount, the System Indebtedness shall have been Defeased and the Township shall have received an opinion of nationally recognized bond counsel, in a form that is reasonably satisfactory to the Township, to the effect that the System Indebtedness has been Defeased and that the Defeasance of the System Indebtedness will not adversely affect the tax-exempt status of such System Indebtedness.
      Section 4.3. Conditions to Operator Obligations. The Operator shall be under no obligation to perform any obligations under the terms of the Agreement (other than obligations arising or relating to actions required to be taken by or on behalf of the Operator prior to issuance of the Notice to Proceed) unless the following conditions have been satisfied or waived by the Operator (in writing):
           (a) The Board and the Local Finance Board shall have finally approved this Agreement and the time for appeal of such decision shall have expired.
           (b) As promptly as possible after the satisfaction of the conditions contained in Section 4.3(a) and 4.3(l), the Township shall have delivered to the Operator a certificate of an Authorized Representative of the Township to the effect that the System Indebtedness has been Defeased and that, in all other respects, each of the representations of the Township that are set forth in Section 5.1 are true and correct.
           (c) The Township shall deliver an opinion of counsel to the Township to the effect that the Township is authorized to enter into this Agreement.
           (d) No material action, suit, proceeding or official investigation shall have been threatened, publicly announced or commenced by any federal, state or local governmental authority or agency, or in any federal, state or local court, that seeks to enjoin, assess civil or criminal penalties against, assess civil damage against or obtain any judgment, order or consent decree with respect to the Township or to the Agreement or any actions contemplated in the Agreement as a result of the Township's negotiation, execution, delivery or performance of any such agreement or its participation or intended participation in any transaction contemplated thereby.
           (e) No change shall have occurred subsequent to the Contract Date in any applicable federal, state or local law, or any applicable federal, state or local statute, regulation thereunder or written interpretation thereof by any applicable regulatory authority, that would make the execution or delivery by either party to this Agreement (or the execution or delivery by the Guarantor of the Guaranty Agreement), the compliance by the Operator and the Guarantor with the terms and conditions hereof and of the Guaranty Agreement, as applicable, or the consummation by the Operator and the Guarantor of the transactions contemplated hereby and in the Guaranty Agreement, as applicable, a violation of such law, statute or regulation, or that would constitute a "Change in Law" as defined in the definition of Unforeseen Events.
           (f) The Township shall have enacted by the Commencement Date, all municipal laws, ordinances, or regulations necessary for the performance of this Agreement.
      Section 4.4. Satisfaction of Conditions Precedent. (a) The parties hereto shall exercise good faith and due diligence in satisfying the conditions precedent required by this Article IV and shall promptly proceed to perform or cause to be performed those conditions precedent, or portions thereof, that are within each party's control.
           (b) If the Commencement Date has not occurred on or prior to two hundred and seventy Days (270) after the Contract Date, the period in which the conditions precedent can be satisfied or waived may be extended by joint agreement of the Township and Operator, for a period of time to be agreed upon by the Township and Operator, on the same terms and conditions set forth in this Agreement, except to the extent expressly provided below.
           (c) In the event that the Commencement Date shall not have occurred on or before the two hundred and seventieth (270th) Day after the Contract Date or prior to the last Day of any extension period elected pursuant to Section 4.4(b), then either party, by notice in writing to the other party, may terminate this Agreement. If the reason for such termination is the fault of neither party to the Agreement, then all amounts paid by the Operator to the Township prior to such termination shall be returned to such Operator and each partner shall bear its respective expenses attributable to the Agreement. In the event that such termination is the fault of the Township for failure to meet conditions precedent within its control, then the Township shall be responsible for all reasonable, direct fees and expenses of the Operator attributable to the Agreement. In the event that such termination is the fault of the Operator for failure to meet conditions precedent within its control, then the Township shall be entitled to retain all amounts, including the Estimated Defeasance Amount and Initial Concession Payment, paid by the Operator to the Township prior to such termination, and each partner shall bear its respective expenses attributable to the Agreement.
           (d) The Operator and the Township shall each provide an executed acknowledgment to the other of the date that each of the respective conditions precedent to its obligations under this Agreement have been met or waived and such acknowledgement shall be given within thirty (30) Days of the date on which such condition is met or waived. The Township shall furnish the Notice to Proceed to the Operator within thirty (30) Days after the last of the conditions precedent have been waived or satisfied, as provided in this Article IV, and such Notice to Proceed shall set forth the Commencement Date, which shall be not later than fifteen (15) Days after the issuance of such Notice to Proceed. Neither party will be permitted to terminate this Agreement for failure to satisfy any condition precedent that is entirely and reasonably within such party's control or which failure is determined to be the Township's fault or the Operator's fault, as the case may be, as set forth in Section 4.4(c).
      Section 4.5. Timing of Certain Obligations. (a) Pursuant to the Water Act, this Agreement must be submitted to the Local Finance Board and the Board for review and approval. The Township shall be responsible for obtaining such review and approval, and the Operator shall cooperate with the Township in providing any assistance and information that is required in order to obtain such review and approval. In the event that the Local
Finance Board and/or the Board conditionally approve this Agreement or any portion thereof and premise future approval on the acceptance of certain proposed terms and conditions by the parties, to the extent that such terms and conditions are immaterial terms and conditions in that such terms and conditions do not (i) materially and adversely affect the rates to be charged by the Township or the amount of the Initial Concession Payment and/or the Annual Payment to be paid to the Township; (ii) impose restrictions on the Township's use of the Initial Concession Payment and/or the Annual Payment;
or (iii) materially and adversely impact the cost to operate and maintain the System (or any portion thereof), the parties shall accept such terms and conditions and shall modify this Agreement to include such terms and conditions. If the proposed terms and conditions imposed by the Local
Finance Board or the Board are material terms and conditions in that such terms and conditions (i) materially and adversely affect the rates to be charged by the Township or the amount of the Initial Concession Payment and/or the Annual Payment to be paid to the Township; (ii) impose restrictions on the Township's use of the Initial Concession Payment and/or the Annual Payment; or (iii) materially and adversely impact the cost to operate and maintain the System (or any portion thereof), the parties shall cooperate in good faith to negotiate acceptable terms and conditions to this Agreement that will satisfy the concerns of the Local Finance Board or the Board, as appropriate.
      (b) On the Contract Date, the Operator shall pay to the Township the full amount of the Initial Concession Payment less any outstanding balances due to the Operator or subsidiaries thereof in accordance with, and subject to, Section 8.1(a).
      (c) The Operator shall have paid, in cash, the Estimated Defeasance Amount into an escrow account (the "Interim Defeasance Fund") to be established promptly upon the satisfaction of the condition described in
Section 4.2(a) and 4.3(a). Following the Notice to Proceed, the Township may withdraw moneys from said Interim Defeasance Fund for the Defeasance of the System Indebtedness. Any deficiency in the amount on deposit in the Interim Defeasance Fund required for the Defeasance of the System Indebtedness shall be paid by the Operator with an appropriate adjustment to the Base Service Rate to reflect such additional payment. Any excess amounts remaining in the Interim Defeasance Fund following Defeasance of the System Indebtedness shall be paid to the Township.

ARTICLE V.  REPRESENTATIONS, WARRANTIES AND COVENANTS

      Section 5.1. Township Representations, Warranties and Covenants. The Township hereby represents, warrants and covenants to the Operator as follows:
      (a) The Township is a municipal corporation duly created and existing pursuant to the laws of the State of New Jersey. The Township has the requisite power and authority to enter into this Agreement.
      (b) The Township has the legal capacity and authority to assess the rates and collect the fees for the Services to customers of the System that are required to be established by the Township pursuant to Article VIII. The Township has and will, to the best of its ability, maintain for the Term of this Agreement the legal capacity and authority to impose liens for the nonpayment of such rates and fees. Other than the System Indebtedness and any indebtedness incurred for Additional Capital Improvements if such are undertaken and paid for by the Township, there are and will be no liens, notes, bonds, mortgages, encumbrances, or other entitlement to the revenues of the System (other than connection fees, if any, which shall be retained by the Township) whose claim is equal to or prior to the Operator's entitlement to the revenues of the System pursuant to this Agreement, and no such liens, notes, bonds, mortgages, or encumbrances or entitlement to the revenues
(other than connection fees) will be issued or imposed by the Township during the Term of this Agreement which affect the priority of the Operator's rights to the revenues provided for in this Agreement.
      (c) To the Township's knowledge, there are no claims, suits, actions pending or judgments entered which, if successful, would create an encumbrance upon the revenues of the System which would have a priority over the Operator's entitlement to the revenues of the System pursuant to this Agreement or which otherwise would have a material adverse effect on the ability of either the Operator or the Township to perform its obligations hereunder.
      (d) The Township has or holds, and will continue to have or hold throughout the Term of this Agreement, all appropriate Permits necessary to effectuate its responsibilities under this Agreement.
      Section 5.2. Operator Representations, Warranties and Covenants. The Operator represents, warrants and covenants to the Township as follows:
      (a) The Operator is a corporation duly organized and validly existing in good standing in the State of New Jersey and is qualified and authorized to do business in the State of New Jersey.
      (b) The Operator has full power and authority to enter into this Agreement and to perform its duties and obligations hereunder. This
Agreement has been duly authorized, executed and delivered by the Operator, is enforceable in accordance with its terms and the authorization, execution, delivery and performance of this Agreement by the Operator will not violate any law, judgment, order, ruling or regulation applicable to the Operator and does not constitute a breach of or default under any agreement or instrument by which the Operator is bound.
      (c) The Operator (or the Operator's personnel, where appropriate) has or holds, and will continue to have or hold throughout the Term of this Agreement, all Permits necessary to operate, maintain and manage the System and required to be obtained by the Operator in accordance with this Agreement.
      (d) No litigation is pending or threatened against the Operator which would impair its ability to perform its duties and obligations under this Agreement.
      (e) At all times during the Term of this Agreement, the Operator shall keep the System free from any and all liens and encumbrances arising out of or in connection with (i) its operation, maintenance and management of the System, or (ii) any acts, omissions or debts of the Operator, the Guarantor, any of their subsidiaries, or any of their subcontractors.
      (f) At all times during the Term of this Agreement, the Operator and/or the Guarantor shall meet and maintain the Minimum Administrative Criteria, Minimum Financial Criteria and Minimum Technical Criteria.

ARTICLE VI.
OPERATION, MAINTENANCE, MANAGEMENT OF AND
CAPITAL IMPROVEMENTS TO THE SYSTEM


      Section 6.1. General. The Operator shall do the following with respect to the System:
      (a) The Operator shall manage, operate, maintain, repair and improve the System at all times on behalf of the Township in compliance with all federal, state and local laws, regulations and Permits and in accordance with this Agreement. The Operator, at all times, shall keep the System in good repair and working order and shall manage, operate, maintain, repair and improve the System in an efficient and economical manner, all in accordance with this Agreement, and otherwise in accordance with prudent industry and utility practice.
      (b) The Operator shall provide, at its cost and expense, all labor, materials, machinery, vehicles, equipment, office equipment (copiers, typewriters, computers, etc.), fuel, power, chemicals, supplies, materials, spare parts, expendables, consumables, testing and laboratory analysis, and all else necessary therefor or incidental thereto for the management, operation, maintenance, repair and improvement of the System in accordance with this Agreement and in accordance with applicable laws, ordinances and regulations.
      (c) The Operator shall as promptly as is reasonable respond to all customer problems and emergencies relating to the System and shall maintain at all times during the Term of this Agreement a toll-free twenty-four (24) hour telephone number where users of the System can report any emergencies from anywhere within the Township.
      (d) The Operator shall provide, during the Term of this Agreement, free Service to the Township offices, public buildings and other entities identified in Schedule I to this Agreement. The Township shall use its best efforts to ensure that the recipients of such free Service (i) will not unreasonably waste free water through improper maintenance of its facilities within such recipients' control; and (ii) will implement reasonable water conservation efforts including any reasonable efforts required by the Operator. The Operator may, at its expense, install meters for the measurement of such free water. The Township shall not be required to pay any hydrant fee or any other water service related fees during the Term of this Agreement. The Operator shall also comply with the provisions of
N.J.S.A 40A:31-10. The Township will not commit to provide any free Service to any public or private resident of the Township after the Contract Date without the prior written consent of the Operator; provided, however, that such consent shall not be withheld for any public use similar in kind and scope to municipal public users that receive free water service as of the Contract Date.
      (e) If, during the course of excavation work necessary to make repairs and/or improvements to the System, hazardous or toxic waste or materials (as defined in applicable federal and/or state laws and regulations) are uncovered by the Operator, it shall not be the obligation of the Operator to remove and dispose of such hazardous substance. The Operator shall, however, immediately notify the Township upon becoming aware of the presence of such hazardous or toxic waste or materials, and shall immediately notify such other governmental agencies as may be required by law and shall take such further actions which in its opinion is necessary to assist the Township in protecting the health, safety and welfare of the public. The parties legally responsible for the disposal, discharge, spill or leak shall pay all costs for such removal of the offending materials and any clean-up activities associated with such disposal, discharge, spill or leak.
      (f) The Operator's response time for various customer inquiries and System problems under normal conditions shall be as follows:
========================----------------------======================
                          Initiate Contact          Initiate
       Condition          with Complainants    Investigation/Work
========================----------------------======================
billing inquiry         same Day when         2 business Days
                        possible or within 1
                        business Day
========================----------------------======================
water main break        not applicable        as soon as possible
                                              but not later than 2
                                              hours
========================----------------------======================
water service complaint 2 business hours      1 business Day
----------------------------------------------======================
utility mark out        not applicable        3 business Days
                                              (completion); less
                                              for emergencies
----------------------------------------------======================
      (g) The Operator shall perform periodic testing of the System, including, without limitation, testing of the meters and AMR equipment installed in the System in accordance with prudent industry and utility practice. Process meters shall be calibrated in accordance with manufacturer requirements. All generators shall be exercised at least on a weekly basis provided that the Operator shall use its best efforts to schedule such exercising at times to minimize inconvenience to residents resulting from noise.
      (h) All sludges, scum, grit, screenings, trash and refuse generated by or resulting from the operations or maintenance of the System shall be disposed of in accordance with applicable regulations pertaining thereto.
      (i) The levels of the storage reservoirs and storage tanks, if any, shall be monitored and controlled to ensure proper pressures for satisfactory service and fire fighting capabilities within the System.
      (j) All hydrants shall be flushed at least once a year and the condition of, and maintenance performed on, the hydrants shall be recorded. All hydrants found to be broken or inoperable shall be bagged and shall immediately (within two (2) business Days after discovery) be replaced or repaired.
      (k) All water mains that become frozen or break shall be repaired or replaced so as to minimize disruption of customer service.
      (l) All inoperable, inaccurate or broken water meters shall be immediately replaced upon discovery.
      (m) Maintenance and operations of the System shall include: routine painting and repairs of structures, both interior and exterior; upon discovery removal and replacement of broken or inoperable valves critical to the safe operation of the System and/or hydrants; repair of main and service breaks; calibration of instrumentation on a twice a year basis; hydrant flushing (once a year) and maintenance; removal and replacement of broken, inaccurate or inoperable customer meters; reading of meters as required for billing purposes; disposal of all sludges, scums, screenings, grit, debris, trash, etc. from the System; sampling, testing analysis, reporting, billing and collections; and all else necessary therefor or incidental thereto to protect the health, safety and welfare of the users and as required by industry standards and utility practices.
      Section 6.2. Inventory. The Operator will be responsible for submitting a complete inventory listing the quantity and condition of all spare parts, equipment, tools, supplies, materials and chemicals within eight
(8) weeks of assuming responsibility for operation and maintenance of the System, which inventory shall be subject to verification by the Township at the Township's option and shall provide the Township with similar items upon the termination of the Agreement.
      Section 6.3. Maintenance Management Program. The Operator shall develop and implement a comprehensive computer-based maintenance management program that develops readily available historical data, including an inventory of spare parts and provisions for enforcing existing equipment warranties and guarantees and maintaining all warranties on new equipment purchased after the Commencement Date, and of providing documentation thereof to the Township for the System. Such a comprehensive maintenance management program shall include preventative, predictive, and corrective maintenance for all components of the System.

      The Operator shall maintain a comprehensive maintenance program for all functions of the System that includes preventative, predictive, and corrective maintenance for all: buildings and structures; vehicles and other related rolling stock; electrical systems and instrumentation; mechanical equipment; laboratory, monitoring and sampling equipment; heating, ventilation and air conditioning; communication equipment; computer system equipment; chemical feed facilities; transmission and distribution facilities; pumping facilities; auxiliary power facilities; SCADA system; and other structures.
      The maintenance management program shall:

      Ensure efficiency, long-term reliability and conservation of capital investment in accordance with industry standards;

      Be otherwise in accordance with industry standards; local, state and federal codes; manufacturer's equipment recommendations; and an O&M Manuals be developed by the Operators;

      Provide for timely generation and/or updating of O&M Manuals;

      Be documented as required by the Township; and

      Provide enforcement of existing equipment warranties or guarantees and maintain all warranties on new equipment purchased after the Commencement Date of the Agreement.

      Any modifications or major maintenance affecting the appearance of the facilities in the System will be performed only after receipt of the prior written approval of the Township.
      Section 6.4. Software Program. The Operator shall provide computerized software packages for all functions of the System. Upon the termination of the Agreement, the Operator shall provide all data with respect to the System to the Township.
      Section 6.5. Testing and Laboratory Analysis. The Operator, at its sole cost and expense, shall perform, or cause to be performed, all laboratory sampling and analyses, and reporting, as necessary for compliance with all federal, state, local or other regulations and requirements having the force of law, as well as that which is customary for process (i.e. corrosion control) monitoring and control.
      Sampling and testing procedures shall conform to the current edition of Standard Methods for the Examination of Water or be in accordance with the testing requirements of the applicable regulations or Permits. All testing, with the exception of process control testing, shall be performed by a New Jersey certified laboratory and the Operator shall prepare the data received from the testing laboratory for all applicable regulations or Permits monitoring and operating reports and shall deliver such results to the appropriate state and regulatory agencies.
      Testing for the System shall include, but not be limited to, coliform determinations, pH, color, sodium, hardness, iron, manganese, lead, copper, heavy metals, THMs, VOCs, corrosiveness, alkalinity, magnesium, calcium, turbidity, fluoride, cryptosporidium, and giardia lamblia cysts and all other tests required or to be required by the DEP or the EPA. The number, frequency and location of tests shall be in accordance with the applicable provisions of the regulations, including the Lead and Copper Rule, 40 CFR 141, et seq, as the same may be amended or supplemented from time to time.
      Section 6.6.   Reporting Requirements.  (a)   The Operator shall comply
with all reporting requirements related to its operations and the operation, maintenance and management of the System, as mandated by federal, state and local laws regulations, and Permits.
      (b) The Operator shall provide comprehensive monthly, year-to-date and annual reports in a format satisfactory to the Township and regulatory agencies for each function or activity of the System, including, but not limited to:
      Operating parameters laboratory analyses, maintenance plans and activities including conditions of the System, water quality results, water purchased vs. water sold, equipment and parts inventories, manpower utilization, repairs, service calls and responses and other relevant information; and

      Safety reports regarding accidents, injuries, and damages to Township property and other relevant information;

      (c) The Operator shall maintain up-to-date financial records as they apply to the Services rendered under the terms of this Agreement. All financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied.
      (d) The Operator shall provide the Township with its periodic financial reports as they apply to the Services rendered under the terms of this Agreement. At a minimum, such reports shall include the following:
      (i) Monthly reports on or before the twenty-fifth (25th) Day of each month and a cumulative report as of the end of each Contract Year as follows:
           (A) a summary account activity report showing the aggregate balance of accounts receivable from customers at the end of the preceding month, billings to customers for the preceding month, collections from customers during the preceding month, adjustments to customers' accounts and aggregate balances of accounts receivable from customers at the beginning of the preceding month. The report shall provide a breakdown as classes of customers and components of billings, collections and adjustments as to Base Service Rate, the Pass-through Charge, Pass-through Credit, Additional Capital Improvements Charge, and Township Administration Fee.
           (B) a report showing the total cubic feet of water purchased and sold for the preceding month and the total cubic feet of water sold for the Contract Year, the corresponding billings for the preceding month and Contract Year as set forth in the summary account activity report pursuant to Section 6.6(d)(i)(A).
           (C) a cumulative analysis as of the end of the preceding month showing the following information with respect to any Pass-through Charge or Pass-through Credit, any Additional Capital Improvements Charge and any Township Administrative Fee:
                     (I) Total amount of Pass-through Credit or Pass-through Charge, Additional Capital Improvements Charge, and Township Administrative Fee to be recovered during the Fiscal Year pursuant to Section 8.4(b), (d) and (e);
                     (II) Total amount of Pass-through Credit or Pass-through Charge, Additional Capital Improvements Charge, and Township Administrative Fee (a) collected within the Total User Charge Rate as of the end of the preceding month and (b) paid to the Township or Operator, as applicable, as of the end of the preceding month;
                     (III) The balance of the Pass-through Credit or Pass-through Charge, Additional Capital Improvements Charge, and Township Administrative Fee to be recovered or the excess Pass-through Credit or Pass-through Charge, Additional Capital Improvements Charge and Township Administrative Fee collected;
      (2) On or before each January 25, April 25, July 25, and October 25, a quarterly detailed accounts receivable trial balance showing the individual customers and their respective account balances as of the preceding December 31, March 31, June 30 and September 30, respectively, as reconciled with the ending balance of accounts receivables in the summary account activity report submitted pursuant to Section 6.6(d)(i)(A).
      (3) The Operator shall deliver a year-end report to the Township consisting of a compilation of the monthly and quarterly reports set forth above certified by an officer of the Operator and delivered to the Township within sixty (60) Days of the end of each Contract Year. The Operator shall also deliver a certified audit of the financial statements of the Guarantor and its subsidiaries on a consolidated basis prepared in accordance with Generally Accepted Accounting Principles, consistently applied and certified by a certified public accountant within one hundred and twenty (120) Days of the end of the Operator's fiscal year.
      (4) The Operator shall provide such other reports as may be reasonably requested from time to time by the Township.
      Section 6.7. Staffing. (a) The Operator shall provide a staff of qualified and experienced employees who have direct experience in operating, maintaining and managing potable water systems similar in nature and character to the System and shall provide such additional third party support as may be needed to perform its duties and obligations hereunder. Said third parties shall be equally qualified for the particular services to be performed and shall not have any direct claim against the Township whatsoever. The Operator shall at all times maintain the necessary number of employees, staff and third-party contractors to operate, maintain and manage the System in accordance with this Agreement, to adequately maintain the System in good repair, to adequately operate the system to provide good service to the users, and to protect the health, welfare and safety of the citizens of the Township.
      (b) The Operator shall provide: (i) qualified management, supervisory, technical, laboratory, operating personnel, and personnel with licenses as required by the State of New Jersey for operation of the System; (ii) a project manager to oversee all activities of the Operator related to the System; (iii) specialists, as may be necessary, in water quality control, instrumentation, troubleshooting, emergency management, and similar circumstances; and (iv) office and clerical support staff as necessary.
      (c) The Operator shall provide a technical support group that will provide on-call backup advice and water quality expertise control, management, maintenance and plant repair to assist the operational staff and ensure performance of obligations hereunder.
      (d) The Operator shall provide and maintain an organizational chart that lists job classification, the number of staff proposed for the transition phase and for the full time operation. The organization chart, which may be revised at the discretion of the Operator consistent with the operation, maintenance and management of the System in accordance with this Agreement, shall indicate the staffing for the System, including laboratory/testing personnel and the licensed individuals/positions necessary to satisfy regulatory requirements and to provide operations and maintenance services in a responsible professional manner. The Operator shall notify the Township of any proposed material revisions within its control to staffing and/or personnel for the System no later than thirty (30) Days prior to the proposed effective date of such proposed revisions, and the Township shall have the right to review and comment upon any such proposed revisions. The Operator shall in good faith consider any comments provided by the Township, and shall respond to the Township in writing regarding any such comments.
The Operator shall notify the Township of any proposed material revisions outside of its control to staffing and/or personnel for the System or soon as reasonably possible.
      The Township shall have the right to approve the individuals designated from time to time by the Operator as the Project Manager and the licensed operator to manage and oversee the Services to be provided under this Agreement; provided however that said approval shall not be unreasonably withheld. The Township will forward all complaints about the Operator's employees or staff in writing to the Operator, who will address such complaints with the offending employee or staff in an appropriate and timely manner. If the basis for any such complaint is not corrected to the reasonable satisfaction of the Township, the Township shall have the right to require the Operator to remove or replace any such personnel interacting with Township officials and/or the public.
      (e) The Operator shall provide ongoing training programs for all personnel in operations and maintenance procedures, management, laboratory and process control, QA/QC, right-to-know, safety, etc. as required for proper performance of their duties and for professional development.
      (f) The Operator and/or Elizabethtown Water Company shall directly employ as many of the (20) persons identified in Schedule J to this Agreement as it deems necessary (but not less than nine (9) of such persons) and shall pay the Township for the salaries and benefits (including any reasonable raises) of any of such persons that it does not employ until the earlier of
(i) the date such person replaces an existing employee of the Township; (ii) the date such person refuses an offer of employment (or such offer expires) from the Operator and/or Elizabethtown Water Company at his/her current salary; or (iii) the second anniversary of the Commencement Date. In no event shall the Operator be required to pay for any person that is not employed by either the Township, the Operator and/or Elizabethtown Water Company. Any such persons who are so employed by the Operator and/or Elizabethtown Water Company shall work under the direct management and supervision of the Operator and/or Elizabethtown Water Company, and the Operator and/or Elizabethtown Water may terminate its employment of any such employees services for cause. The use of such employees by the Operator and/or Elizabethtown Water Company in the performance of the Services shall in no way relieve or excuse the Operator from performing the Services in accordance with the terms of this Agreement or from any liability resulting from its failure to so perform as provided hereunder.
      Section 6.8. Licenses. The Operator shall acquire and hold, or cause its personnel to acquire and hold, all required federal, state and local approvals, licenses, and certifications necessary to operate, maintain and manage the System required to be obtained by the Operator in accordance with this Agreement. In accordance with N.J.S.A. 58:11-64 et seq. and N.J.A.C. 7:10-13, the minimum class of license required is a W-3 license for the water distribution facilities.
      Section 6.9. Compliance with Laws, Regulations and Permits. (a)The Operator shall comply with the Safe Drinking Water Act ("SDWA"), the Resource Conservation Recovery Act, as amended ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act, as amended
("CERCLA"), the Occupational Safety and Health Act ("OSHA") and any and all other applicable local, state and federal laws, codes, ordinances and regulations as they pertain to the System. The Operator shall pay all regulatory fines and penalties, without limitations, assessed against the Township and/or the Operator for the Operator's non-compliance therewith.
      The Operator shall, where applicable, comply with, satisfy, and pay all costs or fees associated with, all regulatory requirements pertaining to the above including, but not limited to, public notification in the event of non-compliance with drinking water standards, including those associated with the Lead and Copper Rule.
      All repairs and/or improvements to the System shall be made by the Operator in accordance with existing Township ordinances for work in the Township.
      (b) The Township is the named permittee for various Permits and appraisals for the system. The Operator shall be responsible for obtaining, including filling out required application forms, supplying required data, and payment of required fees, and maintaining all necessary existing and/or additionally required state, federal and local Permits, licenses and other governmental or private party approvals for the operation of the System and the equipment owned by the Township and used in connection with the System or provided by the Township for such use. All additional Permits and approvals shall be in the name of the Township as the permittee; however, the Operator shall comply with all requirements pertaining thereto in accordance with this Agreement.
      Section 6.10. Safety and Security. The Operator shall provide for and maintain security and safety for the System. Fences shall be maintained in neat order and structural integrity. Gates, access points and doors shall be kept locked, structures shall be protected from unauthorized entry and security alarms shall be maintained.
      The Operator shall conduct all operations, maintenance and management of any facilities in compliance with applicable health and safety regulations including, but not limited to: OSHA, general industry regulations including requirements for confined space entry, respiratory protection and hazard communication; EPA regulations on emergency planning and notification under CERCLA, 40 CFR Part 355; and EPA regulations on hazardous chemical reporting and community right-to-know, 40 CFR Part 370, and any other applicable regulations as may be enacted during the Term of this Agreement.
      Section 6.11. Continuity of Service. The Operator shall cooperate in good faith with the Township, its agents, contractors, and subcontractors and shall provide for the orderly transition of Services from the Township and/or its contractors to the Operator without interruption or disruption of
Services and without adverse impacts to the users of the System or to the Township.
      In the event of termination or non-renewal of this Agreement, the Operator shall provide for continuity of the Services and the transition of operations back to the Township or to another contract partner designated by the Township as of the earlier to occur of the expiration of the Agreement or the earlier termination thereof in accordance with the provisions of this Agreement.
      The Operator shall make such provisions as are necessary to ensure that no portion of the System shall be shut down for any period of time due to strikes, lock-outs or labor problems.
      In the event of a labor action, stoppage or dispute that disrupts or prevents the Operator's employees or its subcontractors employees from entering upon and working on any part of the System, the Operator shall, at its sole cost, seek appropriate legal injunctions, remedies, or court orders. In any event, the Operator shall continue to operate the System through the use of office personnel, management, or other resources at its disposal. The Operator shall always maintain operation of the System to protect the health, welfare, and safety of the users of the System and the residents of the Township.
      Section 6.12. Emergency Situations. The Operator shall promptly (within two (2) hours) respond to all customer problems and emergencies relating to the System and shall maintain at all times during the Term of this Agreement a toll-free twenty-four (24) hour telephone number where users of the System can report any emergencies.
      The Operator shall immediately notify the Township of any activity, problem, or circumstance should reasonably become aware that threatens the safety, health or welfare of the users of the System or the residents of the Township.
      In the event of damage or destruction of the potable water facilities or any emergency which, in the reasonable judgment of the Operator, is likely to result in material loss or damage to the System or constitute a material threat to human health or safety, the Operator may suspend operation of the System. Emergency repairs as are necessary to mitigate or reduce such loss, damage or threat to human health or safety shall be done in consultation with the Township. Notification of emergency/non-compliance events within the System shall be in accordance with Permit requirements and an emergency plan to be developed by the Operator and submitted to and approved by the Township and the DEP and any subsequent amendments or modifications thereto.
      The Operator's response to emergencies and unusual circumstances shall be in accordance with applicable regulations and requirements and with such personnel and equipment as necessary to maintain or restore the operations of the System in a timely manner with the least possible disruption or inconvenience to the users of the System.
      Section 6.13. Access to System and Records. The Township shall have the right from time to time or at any time, upon reasonable notice, to inspect the System and/or the operation thereof by the Operator.
      The Operator shall make provision for, and shall permit and facilitate twenty-four (24) hour per Day access to the System by Township personnel. Visits may be made at any time by any of the Township's employees or agents so designated by the Township. Keys for the facilities or structures in the System shall be provided to the Township's Public Works Director by the Operator in accordance with the Operator's existing physical security plan and key control program.  It is understood that all visitors shall comply with the Operator's operating and safety procedures.
      The Township, through its consulting engineer, shall have the right from time to time and at any time to inspect the System (or any portion thereof) and/or the operation thereof by the Operator, provided that the Township or its consulting engineer provides prior reasonable notice to the Operator.
      The Township, through its consulting engineer, and at the sole cost and expense of the Township (which may be part of the Township Administrative
Fee) may perform an annual inspection in the System, which shall be scheduled with the Operator at least two (2) weeks in advance. In the event that such inspection reveals a lack of repairs or necessary maintenance to the System facilities or equipment, the Township's consulting engineer shall identify such items to the Contractor Partner in writing. The Operator shall perform such repairs or maintenance identified in the consulting engineer's report. All such repairs or maintenance shall be performed on a mutually agreeable schedule. Once the identified repairs or maintenance have been completed, the Township's consulting engineer shall reinspect the System, and the Operator shall reimburse the Township for the actual cost of reinspection if such reinspection reveals that the repairs or maintenance have not been performed. The cost of all such repairs and maintenance are to be borne by the Operator as part of the Base Service Rate.
      The Township shall have the right to continuously monitor and review the performance of the System, including any facilities therein, and the operation, maintenance and management thereof by the Operator and, if the Township so chooses, the Township shall be entitled to hire a consulting engineer and/or other consultant at its cost (which cost may be included in the Township Administrative Fee) for purposes of conducting such monitoring and review activities.
      The Operator shall keep such records of all pertinent operating data and information relating to the System, including separate accounting and financial records, as prudent industry and utility practice shall require and as otherwise required by the provisions of this Agreement. The Township shall have continuous and unrestricted access to all components of the
System, including, without limitation, all operating, monitoring and financial data and information relating to the operation, maintenance and management of the System required to be kept by the Operator in accordance with this Agreement. The Operator shall be obligated to provide the
Township, upon reasonable request, with copies of all operating data, accounting, financial and other information kept by the Operator in its performance of its obligations hereunder.
      Section 6.14.  Meters and AMR Devices.  (a)   During the Term of this
Agreement, the Operator shall install, at its sole cost and expense, an AMR for each customer of the System whose meter is two (2) inches or smaller and becomes more than ten (10) years old, such that no meter within the System is greater than 10 years old. Those meters that are larger than two (2) inches shall be tested by the Operator every five (5) years and, if necessary, either replaced or repaired.
      (b) The Township shall provide all reasonable and necessary assistance to the Operator in order to expedite the installation/replacement process. Notwithstanding anything in this Agreement to the contrary, failure to install or replace meters due to circumstances beyond the control of the Operator, including denial of access for purposes of replacement, shall not constitute a default by the Operator under this Agreement.
      (c) The Operator shall install state-of-the-art AMRs and shall assign title thereto and all manufacturing warranties and representations to the Township upon the termination or expiration of this Agreement.
      Section 6.15. Water Quality Standards. The Operator shall comply with the Safe Drinking Water Act and all other federal, state and local regulations concerning safe drinking water standards during the Term of this Agreement. The Operator agrees to indemnify and hold the Township harmless from any fines or penalties assessed by the appropriate regulatory agencies during the Term of the Agreement for any and all violations committed by the Operator, its agent, servants or employees and from any fees or costs incurred as a result of failure to comply with regulatory requirements.
      Section 6.16. Operations Committee. The Township and the Operator shall establish a formal Operations Committee, consisting of the Township Public Works Director and two (2) employees of the Operator or its affiliated companies (at least one of whom must be an officer of the Operator) which shall meet, with a frequency to be determined by the parties, to discuss issues related to the operation, maintenance and management of the System; to receive and review reports; and to confer generally as a means of enhancing communication between the Township and the Operator. In addition to such meetings, representatives of the Operator shall be available to meet with the Mayor and members of the Council of the Township or their authorized representatives, as reasonably requested by the Township.

ARTICLE VII.  SYSTEM CAPITAL IMPROVEMENTS

      Section 7.1. Minimum Capital Improvements and Additional Capital Improvements to the System. (a) The Township and the Operator have agreed that the Operator will, within the time period identified, construct the Minimum Capital Improvements in order to meet the Operating Standards by the fourth (4th) anniversary of the Commencement Date. The cost of such Minimum Capital Improvements is included in the Base Service Rate. The Operator reserves the right to substitute different Capital Improvements of similar cost (the "Substitute Minimum Capital Improvement") as it deems necessary in order to either (i) meet the Operating Standards in a timely manner or (ii) if the Operating Standards have been met, make such other Capital Improvements as the Township and the Operator agree are necessary or useful to the System. In the event that the Operator completes all of the Minimum Capital Improvement (including all Substitute Minimum Capital Improvements) and the Operating Standards have not been achieved, then the Operator shall spend up to an additional one million dollars ($1,000,000) to achieve such Operating Standards. In the event that the Operator spends such additional one million dollars ($1,000,000) to meet the Operating Standards but does not achieve the Operating Standards, all other Capital Improvements shall be treated as Additional Capital Improvements pursuant to Section 7.1(b).
      (b) The Township may request the Operator and/or the Operator may propose to make additional Capital Improvements to the System (the "Additional Capital Improvements"), the plans for which shall be either designed by the Township, or otherwise at its option prepared by the Operator and subject to the review and approval of the Township and its consulting engineer. The Additional Capital Improvements and the amortization schedule for such Additional Capital Improvements to be undertaken by the Township or the Operator shall be agreed to by the Township and the Operator prior to the installation or acquisition thereof. Such Additional Capital Improvements shall be financed and installed by the Operator unless the Township, in its sole discretion, determines to undertake such improvements itself. If the Operator and the Township agree on the proposed plan to implement and finance such Additional Capital Improvements, the Operator and/or the Township, as applicable, shall be entitled to recover the cost of such Additional Capital Improvements through a mutually agreed upon amortization schedule together with a return on the unamortized balance thereof at a mutually agreed upon rate over the useful life of such Additional Capital Improvements as an Additional Capital Improvements Charge to be included in the Total User Charge Rate. In the event that the costs of such Additional Capital Improvement are paid for by the Township, the Operator shall forward the Additional Capital Improvements Charge directly to the Township within thirty
(30) Days of the receipt thereof.
      (c) All Capital Improvements shall be constructed or installed by the Operator subject to applicable law and shall be the property of the Township.

ARTICLE VIII.  FINANCIAL TERMS

      Section 8.1. The Initial Concession Payment. On the Contract Date, the Operator shall pay the Township the Initial Concession Payment. The Township shall establish a special escrow account to be held by the Escrow Agent and to be designated "Initial Concession Payment Escrow Account." The Township shall deposit the cash portion of the Initial Concession Payment in said escrow account. The Initial Concession Payment and all interest earned in the cash portion of the Initial Concession Payment Escrow Account shall be payable to the Township upon the Commencement Date. Upon the termination of this Agreement the amount so deposited along with all interest earned in said escrow account shall be payable in accordance with Section 4.4.
      Section 8.2. The Annual Payment. Commencing on the Commencement Date and on the first Day of each month thereafter during the Term of this Agreement, the Operator shall pay the Township one-twelfth of the Annual Payment, in the amounts specified in Schedule K to the Agreement.
      Section 8.3. Revenue Sharing. If, during any Contract Year, the water sold by the Operator shall exceed an annual average of 6.5 million gallons of water per Day, then the Operator shall pay over to the Township, on or before ninety (90) Days following the end of such Contract Year, ten (10%) percent of the Base Service Rate (in effect during the Contract Year such excess water was sold) for the sale of such excess water.
      Section 8.4.   Establishment and Collection of Rates, Fees and Charges.
(a) Beginning on the Commencement Date through June 30, 2002 (the "Fixed Rate Period") the Total User Charge Rate shall equal the Base Service Rate. Prior to the beginning of each Contract Year thereafter, the Township, to the extent permitted or required by law, shall establish the Total User Charge Rate for such Contract Year, which shall include at least the Base Service Rate, the Pass-through Charge and/or Pass-through Credit, the Additional Capital Improvement Charge and the Township Administrative Fee. The Total User Charge Rate may not be adjusted except as explicitly set forth in accordance with the terms and conditions of this Agreement.
      (b) Any increases or decreases in costs incurred by the Operator resulting from an Unforeseen Event as contemplated in Section 10.15 shall be included as a Pass-through Charge or a Pass-through Credit, as the case may be, using the estimated volume of billable water usage for the year in which such Pass-through Charge or Pass-through Credit is incurred provided however that any Pass-through Charge or Pass-through Credit incurred during the Fixed Rate Period shall be paid or received by the Operator and compounded annually at the rate of eight and seventy-five hundredths per centum (8.75%) per annum until the end of the Fixed Rate Period. Upon the end of such Fixed Rate Period the total amount of such Pass-through Charge and/or Pass-through
Credit shall be amortized over the remaining Term of the Agreement unless otherwise directed by the Township with interest on the unamortized balance thereof at the rate of eight and seventy-five hundredths per centum (8.75%) per annum. The Operator and the Township shall calculate and agree to the amount of such increases or decreases, and complete such calculation in a timely manner for such increases or decreases to be included in the Total
User Charge Rate. In the event that at the end of such Contract Year the amount of such Pass-through Charge or Pass-through Credit actually collected or to be credited is less than or greater than the actual amount of the Pass-through Charge or the Pass-through Credit, then the amount of the short fall or the excess, as the case may be, shall be recouped or credited, as applicable, in the Total User Charge Rate in the subsequent Contract Year as a Pass-through Charge or Pass-through Credit, as applicable.  In the event any Pass-through Charge represents amounts paid by the Township, such Pass-through Charge shall be paid to the Township within thirty (30) Days of the receipt thereof by the Operator.
      (c) The Township, in consultation with the Operator and using the estimated volume of billable water usage determined pursuant to Section 8.4(b), shall determine the amount of the Additional Capital Improvements Charge that shall be included in the Total User Charge Rate that will take effect in the immediately following Contract Year provided however that any Additional Capital Improvements Charge incurred during the Fixed Rate Period shall be paid by the Operator and compounded annually at the rate of eight and seventy-five hundredths per centum (8.75%) per annum until the end of the Fixed Rate Period. Upon the end of such Fixed Rate Period the total amount of such Additional Capital Improvements Charge shall be amortized over the remaining Term of the Agreement unless otherwise directed by the Township with interest on the unamortized balance thereof at the rate of eight and seventy-five hundredths per centum (8.75%) per annum. In the event that at the end of any Contract Year the amount of the Additional Capital
Improvements Charge actually collected is less than or greater than the actual amount of such Additional Capital Improvements Charge, than the shortfall or the excess, as the case may be, shall be recouped or credited, as applicable, in the Total User Charge Rate in the subsequent Contract Year as an Additional Capital Improvements Charge. The Additional Capital Improvements Charge incurred by the Township during the Fixed Rate Period shall be paid to the Township by the Operator. The Additional Capital Improvements Charge incurred by the Township after the Fixed Rate Period shall be forwarded to the Township within thirty (30) Days of receipt thereof by the Operator from the users.
      (d) The Township, in consulating with the Operator and using the estimated volumes of billable water usage pursuant to Section 8.4(b), shall on or before each Contract Year, determine the amount of the Township Administrative Fee that will be necessary to enable it to monitor the administrative, financial and technical aspects of the Agreement as well as recover any other costs of the Township directly related to the System, which amount shall be included in the Total User Charge Rate that will take effect in the immediately following Contract Year provided however that any Township Administrative Fee incurred during the Fixed Rate Period shall be paid to the Township by the Operator and compounded annually at the rate of eight and seventy-five hundredths per centum (8.75%) per annum until the end of the Fixed Rate Period. Upon the end of such Fixed Rate Period the total amount of such Township Administrative Fee shall be amortized over the remaining
Term of the Agreement unless otherwise directed by the Township with interest on the unamortized balance thereof at the rate of eight and seventy-five hundredths per centum (8.75%) per annum. In the event that at the end of any Contract Year the amount of the Township Administrative Fee actually collected is less than or greater than the actual amount of such Township Administrative Fee, then the shortfall or the excess, as the case may be, shall be recouped or credited, as applicable, in the Total User Charge Rate in the subsequent Contract Year as a Township Administrative Fee. The Township Administrative Fee shall be forwarded to the Township from the Operator in twelve (12) monthly installments. The Township Administrative
Fee incurred after the Fixed Rate Period shall be forwarded to the Township within thirty (30) Days of the receipt thereof by the Operator from the Customers.
      (e) The Township shall be the sole authority in determining and establishing the connection fees and facility charges to be charged to new customers of the System connecting with the System on and after the Commencement Date. All such connection fees shall be established in accordance with the provisions of N.J.S.A. 40A:31-11 and all other charges shall be established per municipal ordinance. All such connection fees and facilities charges shall be billed and collected by and be the property of the Township. The Operator shall complete all the connection work and shall receive the tapping fee for such work at cost.
      Section 8.5.   Billing and Collections. (a)   On and after the
Commencement Date, the Operator, as agent for the Township, shall be responsible for the preparation, delivery, maintenance and collection of all bills and invoices to the customers of the System and all costs and expenses associated therewith. The Operator shall design the format and content
(which shall be reasonably acceptable to the Township) of the bills for the Service.
      (b) The Township shall exercise on its own behalf and on behalf of the Operator all powers which it may have in collection matters and shall use statutory powers pertaining to any and all remedies granted to municipalities for purposes of collection including the imposition of liens for unpaid fees. The Operator, in addition to other monies paid to the Township pursuant to the terms hereof, shall reimburse the Township for any and all reasonable costs and expenses incurred by the Township in connection with the use of its statutory powers and remedies to enforce such collections. The Operator may terminate water to any customer of the System not in compliance with their obligation to pay the established rates in accordance with their terms.
      (c) The Operator shall promptly (within twenty-four (24) hours or the next business Day following a holiday or weekend) respond to all customer billing and collection questions, problems, and inquiries and shall maintain a toll free telephone number for users of the System to handle such questions, problems and inquires, as well as any emergencies, as may arise. The Operator shall provide the Township, upon request, a copy of the Operator's written policy in dealing with customer service and complaints relating to billing and collection matters.
      (d) The Operator shall provide, within the geographical limits of the Township, a collection office (such as a bank) where customers of the System may pay their bills during normal business hours Monday through Friday. The Operator shall also provide a drop box for the customer's use to be located in the Township municipal building unless such drop box is no longer necessary.
      (e) The Operator shall conduct at least quarterly readings to the extent possible of all customers and shall bill such customers accordingly.
      Section 8.6. Application of Rents, Rates, Fees and Other Charges. (a) On or after the Commencement Date, all rents, rates, fees or other charges for direct or indirect use of the Services of the System (other than connection fees and facilities charges retained by the Township) shall be paid to and collected by the Operator and, except as otherwise provided herein, shall be retained by and become the property of the Operator.
      (b) Notwithstanding anything in this Agreement to the contrary, any rents, rates, fees, accounts receivables, or other charges' for direct or indirect use of the System (including connection fees and facilities charges) that are collected by the Operator on or after the Commencement Date and are in payment for Services rendered by the System prior to the Commencement
Date, including any credits or rebates, shall be paid over to the Township by the Operator within thirty (30) Days after receipt thereof by the Operator.
      (c) Notwithstanding anything in this Agreement to the contrary, any rents, rates, fees, accounts receivables, or other charges for direct or indirect use of the Services of the System that are collected by the Township on or after the termination date or expiration date of this Agreement and are in payment for Services rendered by the Operator for the System prior to such termination date or expiration date shall be paid over to the Operator by the Township within thirty (30) Days after receipt thereof by the Township.

ARTICLE IX. DEFAULT AND TERMINATION

      Section 9.1. General Provisions. During the Term of this Agreement, this Agreement may be terminated prior to its stated expiration date by the Township or the Operator on the terms and conditions set forth in this
Article IX and as otherwise specified in this Agreement. The rights of the Township and the Operator to terminate this Agreement shall be strictly construed in accordance with the provisions of this Article IX.
      Section 9.2.   Termination for Cause by the Township.   (a) Upon the
happening of any of the following events of default by the Operator, the Township shall have the right to terminate this Agreement:
           (i) the failure of the Operator to perform or observe any of its material covenants, agreements, obligations and/or duties created by this Agreement;
           (ii) the persistent and repeated failure by the Operator to operate, maintain and/or manage the System and complete the Minimum Capital Improvements and Additional Capital Improvements in accordance with the material terms and provisions of this Agreement;
           (iii) a determination that any representation, warranty or covenant made by the Operator is false and/or misleading in any material respect;
           (iv) the commencement of any bankruptcy, insolvency, liquidation and/or similar proceeding against the Operator, the Guarantor and/or any of their subsidiaries and/or related companies which materially and adversely affects the Operator's ability to perform its duties or obligations under this Agreement or the Guarantor's ability to perform its duties and obligations under the Guaranty Agreement; the consent by the Operator, the Guarantor and/or any of their subsidiaries and/or related companies, to the appointment of and/or taking possession by a receiver, liquidator, assignee, trustee and/or custodian of the Operator, the Guarantor and/or any of their subsidiaries and/or related companies, and/or any substantial part of their respective assets which materially and adversely affects the Operator's ability to perform its duties or obligations under this Agreement and/or the Guarantor's ability to perform its duties or obligations under the Guaranty Agreement; the making by the Operator, the Guarantor and/or any of their subsidiaries and/or related companies, of any assignment for the benefit of creditors that would materially and adversely affect the Operator's ability to perform its duties or obligations under this Agreement and/or the Guarantor's ability to perform its duties or obligations under the Guaranty Agreement; and/or the failure by the Operator, the Guarantor and/or any of their subsidiaries and/or related companies, to generally pay its debts as they come due; or
           (v) the failure by the Operator to make any payment required to be made by the Operator pursuant to the terms of this Agreement within fifteen
(15) Days of its receipt of notice from the Township that any such payment is overdue.
      (b)  Upon the happening of any event described in Section 9.2(a)(i) or
(iii), the Township shall provide written notice to the Operator setting forth in detail the alleged failure and/or deficiency of the Operator. The Operator shall have thirty (30) Days after receipt of such written notice from the Township to cure and/or correct such failure and/or deficiency or to deliver to the Township a written notice alleging that no such event described in Section 9.2(a)(i) or (iii) has occurred and setting forth in detail its reasoning as to why no such event has occurred. In the event that the Operator does not cure and/or correct such failure and/or deficiency within said thirty (30) Day period or deliver to the Township the written notice described in the preceding sentence within said thirty (30) Day period, the Township shall provide the Operator with a second written notice affording the Operator an additional fifteen (15) Days to cure and/or correct such failure and/or deficiency. If the Operator fails to cure and/or correct the failure and/or deficiency within such additional fifteen (15) Day period, the Township may terminate the Agreement by providing written notice thereof to the Authorized Representative of the Operator.
      (c) Upon the happening of any event described in Section of Section 9.2(a)(ii), (iv) or (v), the Township shall have the right to immediately terminate this Agreement upon thirty (30) Days prior written notice to the Operator. The Township and the Operator specifically agree that this Agreement shall terminate immediately after the thirty (30) Days from the receipt of such written notice to the Operator.
      (d) If the Township terminates this Agreement in accordance with the provisions of this Section 9.2, the Township shall pay to the Operator, the sum determined in accordance with the following formula: A + B + C - D + E - F + G

                     Where:    A =  The unamortized amount of the greater of
                     the Estimated Defeasance Amount and the Actual Defeasance Amount (assuming level debt service amortized over the Term of the Agreement from the Commencement Date with simple interest at the rate of five per centum (5%) per annum) less the actual third party costs to the Township (legal, financial and technical) related to the issuance of new debt and the selection of a new Operator.

                     Where:    B =  The unamortized amount of the Additional
                     Capital Improvements and Township Administrative Fee paid by the Operator.

                     Where:    C =  The unamortized cost of the Minimum
                     Capital Improvements (assuming level debt service amortized over the Term of the Agreement from the date of the completion of such Minimum Capital Improvements with simple interest at the rate of five per centum (5%) per annum).

                     Where:    D =  The amount, if any, necessary to enable
                     the Township to restore the System so that it is operational by the Township as a stand-alone System without the Operator.

                     Where:    E =  Any outstanding Pass-through Charge
                     required to be charged to the customers pursuant to
                     Section 8.4(b).

                     Where:    F =  Any outstanding Pass-through Credit
                     required to be credited to the Township pursuant to
                     Section 8.4(b).

                     Where:    G =  Any amounts due to the Operator pursuant
                     to Section 10.17(c) relating to wheeling arrangements.


      The sum to be paid by the Township to the Operator in accordance with the preceding sentence shall be paid within six (6) months after the date of the negotiated settlement between the Township and the Operator or a final determination by the arbitration panel established in accordance with Section 10.16, as the case may be.
      (e) In addition to the monetary remedies set forth above and in addition to the Township's independent rights under the Guaranty Agreement, the Township shall be entitled to pursue a claim against the Operator for any nonmonetary remedies available and any additional actual damages suffered by the Township as a result of any default by the Operator, plus attorneys'
fees. Notwithstanding anything in this Agreement to the contrary, the Operator shall not be responsible to the Township for any indirect, third-party or consequential damages arising from a breach of this Agreement.
      Section 9.3.   Termination for Cause by the Operator. (a)    Upon the
happening of any of the following events of default by the Township, the Operator shall have the right to terminate this Agreement:
           (i) the failure of the Township to perform or observe any of its material covenants, agreements, obligations and/or duties created by this Agreement;
           (ii) the failure of the Township Council to enact an ordinance establishing the Total User Charge Rate for the System (if such ordinance is deemed necessary in addition to the approval of this Agreement) within ninety
(90) Days of the Township's receipt of notice of such default provided such failure is not the result of an Unforeseen Event.
           (iii) a determination that any representation, warranty or covenant made by the Township is false and/or misleading in any material respect;
           (iv) the commencement of any bankruptcy, insolvency, liquidation and/or similar proceeding against the Township which materially and adversely affects the Township's ability to perform its duties or under this Agreement; the consent by the Township to the appointment of and/or taking possession by a receiver, liquidator, assignee, trustee and/or custodian of the Township, and/or any substantial part of its assets which materially and adversely affects the Township's ability to perform its duties or obligations under this Agreement; the making by the Township of any assignment for the benefit of creditors which materially and adversely affects the Township's ability to perform its duties or obligations under this Agreement; and/or the failure by the Township to generally pay its debts as they come due; or
           (v) the failure by the Township to make any payment required to be made by the Township pursuant to the terms of this Agreement within sixty
(60) Days of its receipt of notice from the Operator that any such payment is overdue.
      (b)  Upon the happening of any event described in Section 9.3(a)(i) or
(iii) above, the Operator shall provide written notice to the Township setting forth in detail the alleged failure and/or deficiency of the Township. The Township shall have thirty (30) Days after receipt of such written notice from the Operator to cure and/or correct such failure and/or deficiency or to deliver to the Operator a written notice alleging that no such event described in Section 9.3(a)(i) or (iii) has occurred and setting forth in detail its reasoning as to why no such event has occurred. In the event that the Township does not cure and/or correct such failure and/or deficiency within said thirty (30) Day period or deliver to the Operator the written notice described in the preceding sentence within said thirty (30)
Day period, the Operator shall provide the Township with a second written notice affording the Township an additional fifteen (15) Days to cure and/or correct such failure and/or deficiency. If the Township fails to cure and/or correct the failure and/or deficiency within such second fifteen (15) Day period, the Operator may terminate the Agreement by providing written notice thereof to the Authorized Representative of the Township.
      (c)  Upon the happening of any event described in Section 9.3(a)(ii),
(iv) or (v), the Operator shall have the right to terminate this Agreement upon thirty (30) Days prior written notice to the Township. The Operator and Township specifically agree that this Agreement shall terminate immediately after thirty (30) Days from the receipt of such written notice by the Township.
      (d)(i) The parties agree that with respect to this Section 9.3(d), the Agreement is not an executory contract subject to assumption as defined by the Bankruptcy Code. The parties further specifically acknowledge that this provision is intended to "bankruptcy-proof" the Agreement, that this provision is critical to the Agreement and was "bargained for" and part of the consideration for the Agreement.
           (ii) To the extent a court of competent jurisdiction holds this Agreement to be an executory contract subject to assumption by the Township as a debtor pursuant to the Bankruptcy Code, the Township and Operator specifically acknowledge that this Agreement falls within the provisions of 11 U.S.C. Section 365(c)(i)(a) to the extent that the trustee may not assume or assign it without the consent of the Operator in that "applicable law excuses the party, other than the debtor, to such contract or lease from accepting performance from or rendering performance to an entity other than the debtor or the debtor-in-possession, whether or not such contract or lease prohibits or restricts assignment of rights or delegation of duties."
           (iii) Alternatively, to the extent a court of competent jurisdiction holds that the Agreement is an executory contract subject to assumption and not within the exception of 11 U.S.C. Section 365(c)(i)(a), the Township and Contract Party specifically agree to the following:
                     (A) The Township or the debtor-in-possession agrees to perform all obligations under the Agreement, including curing all defaults and making ongoing payments, or, in the event it chooses not to do so, will move as soon as practicable to reject the executory contract under applicable bankruptcy law.
                     (B) Since the Township is a public body corporate and politic of the State of New Jersey and therefore is in a special legal position and has certain unique legal attributes, no other entity can provide "adequate assurance of future performance" as that term is defined under the Bankruptcy Code and therefore the Agreement cannot be assigned.
      (e) If the Operator terminates this Agreement in accordance with the provisions of this Section 9.3, the Township shall pay the Operator, the sum determined in accordance with the following formula: A + B + C + D - E + F

                     Where:    A  = The sum of (1) the unamortized amount of
                     the Initial Concession Payment (assuming level debt service amortized over the Term of the Agreement from the Commencement Date with simple interest at the rate of ten per centum (10%) per annum) and (2) the unamortized amount of the greater of the Estimated Defeasance Amount and the Actual Defeasance Amount (assuming level debt service amortized over ten (10) years from the Commencement Date with simple interest at the rate of ten per centum (10%) per annum) together with the cost to the Operator of third-party transaction costs (legal and financial) related to the defeasance of the Operator's debt associated with the transaction, not to exceed $25,000.

                     Where:    B  = The unamortized cost of the Additional
                     Capital Improvements and Township Administrative Fee paid by the Operator.

                     Where:    C =  The unamortized cost of the Minimum
                     Capital Improvements (assuming level debt service amortized over the Term of the Agreement from the date of the completion of such Minimum Capital Improvements with simple interest at the rate of ten per centum (10%) per annum).

                     Where:    D =  Any outstanding Pass-through Charge
                     permitted to be charged to the customers of the System pursuant to Section 8.4(b).

                     Where:    E =  Any outstanding Pass-through Credit
                     required to be credited to the Township pursuant to
                     Section 8.4(b).

                     Where:    F =  Any amounts due to the Operator pursuant
                     to Section 10.17(c) relating to wheeling arrangements.


      The sum to be paid by the Township to the Operator in accordance with the preceding sentence shall be paid within six (6) months after the date of the negotiated settlement between the Operator and the Township or a final determination by the arbitration panel established in accordance with Section 10.16, as the case may be.
      (f) In addition to the monetary remedies set forth above, the Operator shall be entitled to pursue a claim against the Township for any nonmonetary remedies and any additional actual damages suffered by the Operator as a result of a default by the Township, plus attorneys' fees. Notwithstanding anything contained in this Agreement to the contrary, the Township shall not be responsible to the Operator for any indirect, third-party or consequential damages arising from a breach of this Agreement.
      Section 9.4. Termination for Unenforceability of Agreement. (a) If any court, agency and/or other entity with competent jurisdiction shall finally determine that this Agreement is unenforceable and/or prohibited by law, or, if for any reason the Township Council is legally prohibited from enacting any ordinance establishing the rates for the supply of service to the customers of the System that are required to be established by the Township in accordance with the provisions hereof, or any such ordinance so enacted shall fail to become legally effective or shall no longer be legally effective, then the Township and the Operator shall each have the right to terminate this Agreement, upon thirty (30) Days' prior written notice to the other party.
      (b) If this Agreement is terminated pursuant to this Section 9.4, the Township shall pay the Operator the sum determined in accordance with the following formula:
                A + B + C - D + E - F + G

                     Where:    A  = The sum of (1) the unamortized amount of
                     the Initial Concession Payment (assuming level debt service amortized over the Term of the Agreement from the Commencement Date with simple interest at the rate of five per centum (5%) per annum) and (2) the unamortized amount of the Actual Defeasance Amount (assuming level debt service amortized over ten (10) years from the Commencement Date with simple interest at the rate of five per centum (5%) per annum).

                     Where:    B  = The unamortized cost of the Additional
                     Capital Improvements and Township Administrative Fee paid by the Operator.

                     Where:    C =  The unamortized cost of the Minimum
                     Capital Improvements (assuming level debt service amortized over the Term of the Agreement from the date of the completion of such Minimum Capital Improvement with simple interest at the rate of five per centum (5%) per annum).

                     Where:    D =  Fifty per cent (50%) of the amount, if
                     any, necessary to enable the Township to restore the system so that it is operational by the Township as a stand-alone system without the Operator.

                     Where:    E =  Any outstanding Pass-through Charge
                     permitted to be charged to the customers of the System pursuant to Section 8.4(b).

                     Where:    F =  Any outstanding Pass-through Credit
                     required to be credited to the Township pursuant to
                     Section 8.4(b).

                     Where:    G =  Any amounts due to the Operator pursuant
                     to Section 10.17(c) relating to wheeling arrangements.

      The sum to be paid by the Township to the Operator in accordance with the preceding sentence shall be paid within six (6) months after the date of the negotiated settlement between the Township and the Operator, or a final determination of the arbitration panel established in accordance with Section 10.16, as the case may be.
      (c) Upon termination of this Agreement in accordance with this Section 9.4, the payments to be received by the Operator from the Township in accordance with this Section 9.4 shall constitute total satisfaction of any right, claim, cause of action and/or entitlement that the Operator has or may have against the Township hereunder.
      Section 9.5.   Optional Termination by the Township.    The Township
may, at its sole option and discretion, at any time after the tenth (10th) anniversary of this Agreement, terminate this Agreement for any reason whatsoever, upon ninety (90) Days' prior written notice to the Operator provided that the Township pays the amount determined pursuant to Section 9.3(e) as of the termination date provided however that the rate of interest utilized for the calculation of the termination payment in Section 9.3(e)(A) and (C) shall be eight and seventy-five hundredths per centum (8.75%) per annum.

ARTICLE X.  MISCELLANEOUS

      Section 10.1. Insurance. (a) The Operator shall not commence the performance of the Services under this Agreement until it has provided insurance of the types and in such amounts as set forth herein and such insurance has been approved by the Township. The Operator shall maintain such insurance in full force and effect for the duration of this Agreement.
      The insurance policies provided by the Operator at its expense and more particularly described hereafter shall specifically designate the Township as an additional insured.
      The Operator shall be solely responsible for all injuries to persons or property occurring on account of the performance of Services hereunder, regardless who is performing the Services.
      Certificates, in triplicate, from the insurance carrier, stating the limits of liability and the expiration date for each policy and type of coverage listed below shall be filed with the Township before Services are begun. The certificates shall contain the following express obligation:
      "This is to certify that the policies of insurance described herein have been issued to the insured for whom this certificate is executed and are in force at this time. In the event of cancellation or material change in a policy affecting the certificate holder, thirty (30) Days prior written notice will be given the certificate holder."

      Such certificates shall specifically refer to this Agreement and article, and the following paragraphs in accordance with which the insurance is being furnished, and state that such insurance is as required by such paragraphs of this Agreement. Such coverage shall be with acceptable insurance companies only which possesses an A.M. Best Company rating of at least AX. All insurance policies herein required of the Operator shall be written by a company duly authorized and licensed to do business in the State of New Jersey and be executed by some agent therein duly licensed as an agent in said state.
      Insurance shall include the type of insurance specified below in not less than the amounts stated and whatever other insurance may be necessary to provide complete protection to the Township and Operator against liability, damage and accident of every kind. Neither approval by the Township, nor a failure to disapprove insurance furnished by Operator, shall release the Operator from full responsibility for liability, damages, and accidents as set forth herein.
      The Operator shall take out and maintain during the Term of this Agreement the following types of insurance in an amount, for each policy, not less than the amounts stated:
(i) Worker's Compensation and Employer's Liability Insurance in accordance with the requirements of the General Laws of the State of New Jersey and all other applicable laws and regulations. If any class of employees engaged in hazardous work cannot be protected by Workmen's Compensation and Liability Insurance, the Operator shall provide adequate insurance for each class of employees.

      The Operator shall take out and maintain during the Term of this Agreement the applicable statutory Worker's Compensation Insurance with an insurance company authorized to write such insurance covering all of its employees, and in the case of any work sublet, the Operator shall require the subcontractor similarly to provide statutory Worker's Compensation Insurance for the latter's employees. The Operator shall take out and maintain during the Term of this Agreement, Employer's Liability Insurance with a minimum limit of $1,000,000 (or $500,000 in the case of any subcontractor) with an insurance company authorized to write such insurance and the Operator shall require each of its subcontracts similarly to maintain Employer's Liability Insurance on its employees.

(ii)  Public Liability Insurance

           (A) The Operator shall maintain during the Term of this Agreement such Public Liability Insurance as shall protect it against claims for damages resulting from (a) bodily injury, including wrongful death, and (b) property damages, which may arise from the performance of Services hereunder regardless of by whom performed (including any subcontractors). The minimum acceptable limits of liability to be provided by such Public Liability Insurance shall be as follows:

                Bodily Injury Limits and Property Damage - $5,000,000 each occurrence/annual aggregate by the Operator (or $1,000,000 each occurrence annual aggregate by each subcontractor).

           (B) The Public Liability Insurance required by the preceding subparagraph shall include the following extensions of coverage:

           (I) The coverage shall be provided under a Comprehensive General Liability form of policy or similar thereto.


           (II) XCU Coverage - If the Agreement requires any work procedures involving blasting, excavating, tunneling or other underground work, the liability coverage shall include Standard Blasting or Explosion Coverage Standard Collapse Coverage and Standard Underground Coverage, commonly referred to as XCU property damage liability coverage with limits of $1,000,000 CSL.

           (III)The property damage coverage shall include a Broad Form Property Damage Endorsement.

           (IV)   Contractual Liability coverage shall be included.

           (V) Protective Liability coverage shall be included to protect the Operator against claims arising out of operations performed by its subcontractors.

           (VI) Products Liability and/or Completed Operations coverage shall be included.

(iii) Automobile Liability and Property Damage Insurance

           The Operator shall take out and maintain or cause any subcontractor to take out and maintain during the Term of the Agreement such Automobile Liability Insurance as shall protect it against claims for damages resulting from bodily injury, including wrongful death, and property damage, which may arise from the operations of any owned, hired or non-owned automobiles used by or for it (or subcontractors) in connection with the performance of Services hereunder. The minimum acceptable limits of liability to be provided by such Automobile Liability Insurance shall be as follows:

           Bodily Injury Limits and Property Damage - $5,000,000 each occurrence/annual aggregate by the Operator (or $1,000,000 each occurrence/annual aggregate by each subcontractor).

(iv)       Excess Umbrella Liability in an amount not less than $10,000,000.

      If at any time the Operator fails to maintain any of the foregoing policies, or if a company issuing any such policy shall become unsatisfactory to the Township, the Operator shall, upon notice to that effect from the Township, promptly obtain a new policy, submit the same to the Township for its approval and submit a Certificate thereof as hereinabove provided. Upon failure of the Operator to furnish, deliver and maintain such insurance as above provided, this Agreement, at the election of the Township, may be forthwith declared suspended, discontinued or terminated. Failure of the Operator to take out and/or maintain or the taking out and/or maintenance of any required insurance, shall not relieve the Operator of any liability under the Agreement.
      (b) The Township shall maintain insurance on the System during the Term of the Agreement substantially similar in kind, scope and amount as that maintained by the Township as of the Contract Date. If any damage occurs to the System during the Term of this Agreement that is an insured risk under the policies described in Sections 10.1(a)(i), (ii), (iii) and (iv), the Operator agrees that its policies provide the primary coverage and should be used as the first basis of recovery. The Operator, however, may request the Township to file a claim under its insurance policy or above-referenced policies for any amounts not covered under the policies maintained by the Operator, and if insurance proceeds are paid to the Township for such amounts, the Township will reimburse the Operator but solely from such proceeds for the actual, documented cost it incurs, subject to Cost Substantiation, to repair the damage to the System in an amount not to exceed such insurance proceeds.
      Section 10.2. Indemnification. Notwithstanding anything to the contrary in this Agreement:
      (a) The Operator shall indemnify, defend and hold harmless the Township, its elective and appointive officers, and its duly authorized agents, servants and employees from any costs, expenses or liabilities (including costs, expenses or liabilities to third parties and attorney's fees) which are caused by or arise from the Operator's breach of this Agreement or the negligent or willful acts or omissions of the Operator or its agents, servants, employees or subcontractors provided such cost, expenses or liabilities do not arise as a result of the negligent or willful acts or omissions of the Township.
      (b) To the extent permitted by law, the Township shall indemnify, defend and hold harmless the Operator, its officers, authorized agents, servants and employees for any costs, expenses or liabilities (including costs, expenses or liabilities to third parties and attorney's fees) which are caused by or arise from the Township's breach of this Agreement or the negligent or willful acts or omissions of the Township or its agents, servants, employees provided such costs, expenses or liabilities do not arise as a result of the negligent or willful acts or omissions of the Operator.
      (c) To the extent permitted by law, the Township shall indemnify and hold the Operator harmless from any and all fines or penalties assessed by the appropriate regulatory agencies or other losses or damages suffered during the Term of this Agreement as a result of any and all violations committed by the Township and for all conditions which existed prior to the Commencement Date and which constitute violations of any federal, state or local laws or regulations in effect on the Commencement Date. Nevertheless, the Operator shall operate the System in compliance with all laws and Permits as required by this Agreement. The Operator shall indemnify and hold the Township harmless from any fines or penalties assessed by the regulatory agencies during the Term of this Agreement for any and all violations of applicable laws or Permits committed by the Operator, its agents, servants or employees.
      (d) The Operator shall have no obligation to indemnify the Township for any fines or penalties assessed for conditions that pre-exist the
Commencement Date and that constitute violations of any current federal, state or local water quality laws or regulations.  The Township shall disclose to the Operator any and all such conditions known to the Township as soon as practicable.
      (e) Each party's indemnification shall include the reimbursement to the other of all legal fees and expenses reasonably incurred, unless it is determined that such other party bears responsibility for the claims asserted.
      Section 10.3. New Equipment. Any new equipment installed in the system by the Operator during the Term of this Agreement shall, when installed be the property of the Township. The Operator will properly operate the equipment and maintain such equipment in good working order during the Term of the Agreement.  The Operator shall maintain books and records regarding any such new equipment.
      Section 10.4. Enforcement. The failure on the part of any party to enforce any provision of this Agreement shall not be construed as a waiver of its right to enforce such provision in the future.
      Section 10.5. Assignment. The services to be rendered hereunder by the Operator are personal and shall not be assigned by any act of the Operator or by operation of law.
      Section 10.6. Affirmative Action. During the performance of this Agreement, the Operator shall conform with the following requirements:
      (a) The Operator or any subcontractor, where applicable, shall not discriminate against any employee or applicant for employment because of age, race, creed, color, national origin, ancestry, marital status, sex, affectional or sexual orientation. The Operator will take affirmative action to ensure that such applicants are recruited and employed, and that employees are treated during employment, without regard to their age, race, creed, color, national origin, ancestry, marital status, sex, affectional or sexual orientation. Such action shall include, but not be limited to the following: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination, rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Operator agrees to post in conspicuous places, available to employees and applicants for employment, notices compliance officer setting forth to be provided by the public Agency provisions of this nondiscrimination clause.
      (b) The Contractor or any subcontractor, where applicable, shall, in all solicitations or advertisements for employees placed by or on behalf of the Operator, state that all qualified applicants will receive consideration for employment without regard to age, race, creed, color, national origin, ancestry, marital status, sex, affectional or sexual orientation;
      (c) The Operator or any subcontractor, where applicable, shall send to each labor union or representative or workers with which it has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the agency contracting officer advising the labor union or workers' representative of the Operator's commitments under this act and shall post copies of this notice in conspicuous places available to employees and applicants for employment.
      (d) The Operator or any subcontractor, where applicable, shall comply with the regulations promulgated by the New Jersey State Treasurer pursuant to P.L. 1975, c.127, as amended and supplemented from time to time, with the Americans with Disabilities Act.
      (e) The Operator or any subcontractor, where applicable, shall attempt in good faith to employ minority and female workers consistent with the applicable county employment goals prescribed by N.J.A.C. 17:27-5.2 promulgated by the New Jersey State Treasurer pursuant to P.L. 1975, c.127, as amended and supplemented from time to time or in accordance with a binding determination of the applicable county employment goals determined by the Affirmative
21255-004  114412.10

Action Office pursuant to N.J.A.C. 17:27-5.2 promulgated by the New Jersey State Treasurer pursuant to P.L. 1975, c.127, as amended and supplemented from time to time.
      (f) The Operator or any subcontractor, where applicable, shall inform in writing appropriate recruitment agencies in the area, including employment agencies, placement bureaus, colleges, universities, labor unions, that it does not discriminate on the basis of age, creed, color, national origin, ancestry, marital status, sex, affectional or sexual orientation, and that it will discontinue the use of any recruitment agency which engages in direct or indirect discriminatory practices.
      (g) The Operator or any subcontractor, where applicable, shall revise any of its testing procedures, if necessary, to assure that all personnel testing conforms with the principles of job-related testing, as established by the statutes and court decisions of the State of New Jersey, and applicable Federal court decisions.
      (h) The Operator and any of its subcontractors, where applicable, shall furnish such reports or other documents to the Affirmative Action Office as may be requested by the office from time to time in order to carry out the purposes of these regulations, and public agencies shall furnish such information as may be requested by the Affirmative Action Office for conducting a compliance investigation pursuant to Subchapter 10 of the Administrative Code (NJAC 17:27).
      Section 10.7. Entire Agreement. This Agreement contains the entire agreement between the parties hereto relating to the

21255-004  114412.10

operation, maintenance and management of the System and supersedes all previous or contemporaneous communications, representations, or agreements. This Agreement may be modified only by written amendment signed by the parties hereto.
      Section 10.8. Notices. All notices given pursuant to the terms of this Agreement shall be in writing and delivered in person or transmitted by certified mail, return receipt requested, postage prepaid.
      Notices required to be given to the Operator shall be addressed as follows:
                     Edison Water Company
                     600 South Avenue
                     Westfield, NJ  07091-0788
                     Attn:  Henry Patterson, III
                     Phone:  (908) 654-1234
                     Facsimile:  (908) 232-2719

      with a copy to the Guarantor as follows:

                     E'town Corporation
                     600 South Avenue
                     Westfield, NJ  07091-0788
                     Attn: Henry Patterson, III
                     Phone:  (908) 654-1234
                     Facsimile:  (908) 232-2719

      Notices required to be given to the Township shall be addressed as follows:
                     Township of Edison
                     100 Municipal Boulevard
                     Edison, NJ  08817-3399
                     Attn:  Business Administrator
                            and Township Attorney
                     Phone:  (908) 248-7200
                     Facsimile:  (908) 287-6679

      Section 10.9. Public Notices. The Township shall issue all public notices associated with non-compliance with regulatory requirements for drinking water standards, if and as required, and the Operator shall prepare such notice(s) in compliance with the applicable regulation, submit such to the Township, and pay all costs incurred by the Township associated therewith and shall provide all necessary support that the Township may reasonably require.
      Section 10.10. Application of Law. This Agreement shall be governed in accordance with the laws of the State of New Jersey.
      Section 10.11. Relationship. The relationship of the Operator to the Township is that of independent contractor and not one of employment. None of the employees or agents of the Operator shall be considered employees of the Township. For the purposes of all state, local and federal laws and regulations, the Operator shall exercise primary management and operational decision making authority. Nothing contained herein shall be construed to place the parties in the relationship of partners or joint venturers and neither party shall have the power to obligate or bind the other party in any manner whatsoever.
      Section 10.12. Public Relations. The Operator shall develop, with the advice and consent of the Township, a communications, publicity and community relations program in order to keep the Township and System users informed about the operation and maintenance of the System. The Operator will deal in a professional manner with community groups concerned with any aspect of the operation of the System. The Operator shall prepare written summaries of all formal meetings with the
Township and/or community groups and provide the Township with a copy.
      Section 10.13. Notice of Litigation. In the event the Operator or Township receives notice of or undertakes the defense or the prosecution of any actions, claims, suits, administrative or arbitration proceedings or investigations in connection with the System, the party receiving such notice or undertaking such prosecution shall give the other party timely notice of such proceedings and will inform the other party in advance of all hearings regarding such proceedings.
      Section 10.14. Cost Substantiation. With respect to any costs and expenses incurred or to be incurred by the parties hereto in the performance of their obligations hereunder, all such costs and expenses shall be reasonably documented and accompanied by a certificate, signed by an Authorized Representative of the Township or the Operator, as the case may be, stating the reason for incurring the cost, the amount of the cost, including labor, materials and a fixed overhead, the event or Section of this Agreement giving rise to the requesting party's right to incur such cost, and that such cost represents a competitive price for the service or materials supplied and any other information that is reasonably requested by the other party in order to assist in the evaluation and approval of the certificate; provided, however, that such amounts shall not include any contingency amounts.
      Section 10.15. Unforeseen Events.   (a) If an Unforeseen
Event occurs causing change in the operations of the System or the operational costs, the Operator shall prepare a proposal to be submitted to the Township and the Township's consulting engineer that describes the cause of the changes, the extent of the changes, the anticipated duration of the changes, the cost impact (increase or decrease) of the changes, and the duration of time that such anticipated cost increases or decreases will be in effect. Such cost increases or decreases will be a Pass-through Charge or Pass-through Credit, as the case may be, and shall be recovered in the following year or over several years.
      If an Unforeseen Event occur that causes a material adverse change in the operations of the System or the operational costs of the System, the Operator shall prepare a proposal to be submitted to the Township and the Township's consulting engineer that describes the cause of the changes, the extent of the changes, the anticipated duration of the changes, the cost impact (increase or decrease) of the changes, and the duration of time that such anticipated cost increases or decreases will be in effect. If the Township approves such Proposal, such cost increase or decrease shall be recovered in accordance with
Section 10.15(a). Notwithstanding the above, if Unforeseen Event occurs that has a material adverse impact on the System and the cost of operating the System either party may terminate this Agreement pursuant to Section 9.4. The Operator and/or Township shall also submit proposals to decrease the rates if an Unforeseen Event occurs that causes a decrease in costs. Notwithstanding anything herein to the contrary, an Unforeseen Event as defined in Section (a) of such definition shall become a Pass-through Charge or Pass-through Credit, as applicable, immediately upon the payment or receipt thereof by the Operator without consulting the Township.
      Section 10.16. Dispute Resolution. Any disputes arising under this Agreement shall be referred to the Operations
Committee for resolution. If the dispute cannot be resolved by the Operations Committee to the satisfaction of both the Township and the Operator, such dispute shall be referred to a committee comprised of one senior officer selected by the Operator and one senior official of the Township designated by the Mayor. If the dispute still is not resolved to the satisfaction of both the Township and the Operator, either party shall be entitled to refer the dispute to an arbitration panel comprised in the following manner: The Township and the Operator shall each select one (1) independent third party to serve as an arbitrator and shall together select one (1) additional mutually acceptable independent third party to serve as an arbitrator, so that a panel of three (3) independent third-party arbitrators will be formed. The decision of said panel on any disputes arising under this Agreement shall be binding on both the Township and the Operator.
      Section 10.17. Provisions Relating to Wheeling. (a) To fully utilize the System for the mutual benefit of both the Township and the Operator, the Operator may, pursuant to applicable law, explore opportunities to sell to customers outside of the Township surplus water produced and supplied by parties other than the Township, transported by the System, and not needed to fulfill the terms of this Agreement; provided, however, that such agreements shall not (i) impair the ability of the Operator to provide the Services contemplated by this Agreement, or (ii) unduly burden or cause extraordinary wear and tear on the System facilities or structures. The Operator shall notify the Township and its consulting engineer in writing and in advance of its intention to explore such opportunities, and the Township shall have the unqualified right to reject the Operator's proposed arrangement.
      (b) The Township shall annually receive ten percent (10%) of the Net Revenues to the Operator of any such sales.
      (c) If this Agreement is terminated prior to the expiration of the Term hereof for any reason (other than a termination under Section 9.2 and Section 9.4) and a wheeling arrangement pursuant to Section 10.17(a) is in effect and the Operator has not invested any capital relative to the arrangement, the Operator shall continue to receive its share all of the Net Revenues from the date of termination of this Agreement and continuing until the termination of such wheeling arrangement.
      (d) In the event that the Operator invested capital in order to effectuate the wheeling arrangement, at the Township's sole discretion, the Township may either (i) reimburse the Operator for any and all unrecovered or unamortized capital costs of the Operator associated with the wheeling arrangement as part of the termination fee set forth in Sections 9.2, 9.3, 9.4 and 9.5, or (ii) share a percentage of the Townships's share of the Net Revenues provided for in Section 10.17(c) to enable the Operator to recover its unrecovered capital investment over a period of ten (10) years or the remaining period under any financing or loan agreements of the Operator, whichever is shorter.
      Section 10.18. Expiration of the Agreement. Upon the expiration of this Agreement, the parties hereto shall determine the amount of any unamortized Additional Capital Improvements, Township Administrative Fees and Pass-through Charges or Pass-through Credit and shall make provisions for the payment thereof to/from the Operator from/to the Township, as applicable.

      IN WITNESS WHEREOF, the parties have hereunto set their
hands and fixed their seals as of the date first above written.
ATTEST:                                   TOWNSHIP OF EDISON



                               By:
                                    Name:  George A. Spadoro
                                    Title: Mayor


ATTEST:                                   EDISON WATER COMPANY



                               By:
                                    Name:   Henry S. Patterson,
III
                                    Title:  President

SCHEDULE A

BASE SERVICE RATE

SCHEDULE B

GUARANTY AGREEMENT

      THIS GUARANTY, made as of this ____ day of ______, 1997, by E'town Corporation, a New Jersey corporation (the "Guarantor"), to and for the benefit of the Township of Edison, New Jersey
("Township");

WITNESSETH

      WHEREAS, the Township intends to enter into a Agreement (the "Agreement") with _________________ (the "Company"), a subsidiary of the Guarantor for the operation, maintenance and management of the Township's water system (the "System"); and

      WHEREAS, the Township has required the Company under the Agreement to provide this guaranty (the "Guaranty") from the Guarantor pursuant the Agreement; and

      WHEREAS, the Guarantor acknowledges that the Township would not enter into the Agreement unless the Guarantor provided this Guaranty and the Guarantor will receive benefit because of the Agreement; and

      WHEREAS, the Guarantor is willing to provide such Guaranty;

      NOW THEREFORE, as an inducement to the Township to enter into the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

      (1) The Guarantor hereby guarantees the full and prompt performance by the Company of all the Company's obligations under the Agreement when due (the "Obligations") in accordance with the terms and conditions contained herein.

      (2) The Guarantor further guarantees that in the event the Company fails to duly and properly perform and satisfy when due any and all of its Obligations under the Agreement, Guarantor will, upon written demand of the Township, setting forth the specific failure of the Company, promptly perform and satisfy those Obligations set forth in such demand.

      (3)  The obligations of the Guarantor under this Guaranty
(i) shall be absolute, irrevocable and unconditional under any and all circumstances without regard to the genuineness, validity, legality or enforceability of the Agreement (unless the Township, its successors or assigns, asserts any claim or defense based on any alleged invalidity, illegality or unenforceability of the Agreement or any term thereof) or of any term thereof, or lack of power or authority of any party (other than the Township) to enter into the Agreement, or any substitution, release or exchange of any other guaranty of or any security for the Obligations, and irrespective of any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, (ii) are in no way conditional upon any attempt to enforce performance or compliance by the Company and (iii) shall remain in full force and effect until the performance by the Company of all of its performance and payment Obligations under the Agreement. This Guaranty shall continue to be effective or be automatically reinstated, as the case may be, if at any time any payment by or on behalf of the Company or the Guarantor in respect of the Obligations is rescinded or must otherwise be restored by the Township to the Company or such Guarantor, as the case may be, or any assignee of the Township for any reason whatsoever, including, but not limited to, any proceedings in bankruptcy or reorganization, as though such payment had not been made and the Guarantor agrees that it shall indemnify the Township on demand for all costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Township in connection with any such rescission or restoration. Without limiting the generality of the foregoing, the obligations of the Guarantor shall not be affected, reduced, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice to or the consent of Guarantor:

           (a) the failure to give notice to Guarantor of the occurrence of a default by the Company under the terms and provisions of the Agreement;

           (b) the modification or amendment (in accordance with the terms of the Agreement) (whether material or otherwise) of any obligation, covenant or agreement set forth in the Agreement;

           (c) any failure, omission, delay by or lack on the part of the Township to assert or exercise any right, power or remedy conferred on the Township in the Agreement or this Guaranty;

           (d) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the Township's and/or the Company's assets, the marshalling of the Township's and/or the Company's assets and liabilities, the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors, or readjustments of, or other similar proceedings affecting the Township and/or the Company or the Guarantor or any of the assets of any of them;

           (e) the assignment (in accordance with the terms of the Agreement) of any right, title or interest of the Township in the System or the Agreement to any other person, including, without limitation, any person providing financing to the Township and any entity purchasing an interest in the System pursuant to a leverage lease or similar arrangement; or

           (f) any other cause or circumstance, foreseen or unforeseen, whether similar or dissimilar to any of the foregoing;

      it being the intent of Guarantor that its obligations hereunder shall not be discharged except by payment for and/or performance of the Company's Obligations, and then only to the extent of such payment or performance.

      (4) Guarantor hereby waives diligence, presentment, demand of payment, protest and all notices whatsoever, including, without limitation, notice of (1) any alteration or modification of the Agreement, provided such alteration or modification has been duly executed by the Company, (2) the Township's acceptance and reliance on this Guaranty and (3) notice of default or demand in the case of default, provided such notice or demand has been given to or made upon the Company, and any requirement that the Township exhaust any right, power or remedy or proceed against the Company under the Agreement or any other agreement or instrument referred to herein or therein or against any other person under any other guarantee of, or security for, any of the Obligations.

      (5) If a demand, in accordance with Section 2 of this Guaranty, is made upon the Guarantor and the Guarantor duly and properly performs the obligations of the Company set forth in the demand, then (a) after satisfaction in full of all of the Obligations, the Guarantor shall be subrogated to the rights of the Company against the Township, and (b) the Township shall suspend the pursuit of any remedy against the Company in respect of any such Obligations which have been fully satisfied by Guarantor hereunder;

      (6)  The Guarantor hereby represents and warrants that:

           (a) it is a corporation duly organized and existing under the laws of the State of New Jersey and qualified to do business therein; it is not in default under any provisions of the laws of said state or under its certificate of incorporation; it has corporate power under said laws and under its certificate of incorporation to enter into and perform all agreements on its part herein contained; it has, by proper corporation action, duly authorized the entering into and the execution and delivery of this Guaranty; and entering into this Guaranty and performance hereunder is not an event of default or otherwise contrary to any obligation by which it is bound; and this Guaranty has been duly and validly executed and delivered by the Guarantor and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors of Guarantor generally); and

           (b) there is no action or proceeding pending or threatened against it before any court or administrative agency that could reasonable adversely affect its ability to perform its obligations under this Guaranty and all authorizations, consents and approvals of governmental bodies or agencies required in connection with the execution and delivery of this Guaranty or in connection with the performance of its obligations hereunder have been obtained as required hereunder or by law.

      (7) This Guaranty shall be governed by the laws of the State of New Jersey, and the Guarantor hereby agrees to service of process in the State of New Jersey for any claim or controversy arising out of this Guaranty or relating to any breach and to submit to the exclusive jurisdiction of any court of competent jurisdiction in the State.

      (8) This Guaranty shall be binding upon and enforceable against the Guarantor, its successors and assigns, and is for the benefit of the Township, its successors, agents and assigns.

      IN WITNESS WHEREOF, Guarantor has executed this instrument the day and year first above written.



Attest:                                        E'TOWN CORPORATION



                                          By:

                                               Name:


Title:

SCHEDULE C

MINIMUM ADMINISTRATIVE CRITERIA


      A Operator has the corporate resources, staff and personnel necessary to provide all of the required management, financial, and support Services as specified in the Agreement. An organizational chart must be maintained which sets forth the staff and personnel to be utilized in connection with the Services described in the Agreement.

SCHEDULE D

MINIMUM CAPITAL IMPROVEMENTS

1. Cleaning and Lining of Water Mains

-------------------------===========================================
                Approx
                Length
 Year   Diameter  (ft)                    Location
-------------------------===========================================
--------------------------------------------------------------------
 1,998    16"    2,600   Along Brunswick Ave from Plainfield Ave
                         to Hana Rd
--------------------------------------------------------------------
--------------------------------------------------------------------
          10"    3,700   Along Rt 27 from 20" main near Sycamore
                         Ave to Division St
--------------------------------------------------------------------
--------------------------------------------------------------------
          10"    2,850   Along Plainfield Ave from Rt 27 to 12"
                         main north of Central Ave
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    3,300   Along Plainfield Ave from Brunswick Ave
                         to Division St
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    1,700   Along Division St from Rt 27 to
                         Plainfield Ave
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    4,900   Along Loring Ave from Rt 27 to Woodbridge
                         Ave
--------------------------------------------------------------------
--------------------------------------------------------------------
          16"    3,200   Along Kilmer Rd from S. Truman Dr to
                         Plainfield Ave
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    1,400   Along Colton Rd & Raleigh Rd from Rt 27
                         to Winthrop Rd
--------------------------------------------------------------------
--------------------------------------------------------------------
          10"    1,500   Along Winthrop Rd from Cambridge Rd to
                         Blvd of the Eagles
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    1,400   Along Cambridge Rd from Winthrop Rd to
                         Eastlick Rd
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"     850    Along Eastlick Rd from Cambridge Rd to
                         Stony Rd
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    1,200   Along Stony Rd from Eastlick Rd to Eden
                         Ave
--------------------------------------------------------------------
--------------------------------------------------------------------
          8"      950    Along Jefferson Blvd from Loring Ave to
                         Plainfield Ave
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    2,450   Along Plainfield Ave from Brunswick Ave
                         to designated pt on map
--------------------------------------------------------------------
--------------------------------------------------------------------
        Subtotal 32,000
--------------------------------------------------------------------
--------------------------------------------------------------------

--------------------------------------------------------------------
--------------------------------------------------------------------
 1,999    10"    3,550   Along Woodbridge Ave from Loring Ave to
                         end of 10" main near Crowells Rd
--------------------------------------------------------------------
--------------------------------------------------------------------
          16"    2,800   Along Woodbridge Ave from Loring Ave to
                         Old Post Rd
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    6,500   Along Woodbridge Ave from Old Post Rd to
                         Mill Rd
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    5,000   Along Woodbridge Ave from Mill Rd to Old
                         Post Rd
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    5,950   Along Woodbridge Ave from Old Post Rd to
                         a point
--------------------------------------------------------------------
--------------------------------------------------------------------
          10"    5,200   Along Old Post Rd from Woodbridge Ave to
                         Rt 1
--------------------------------------------------------------------
--------------------------------------------------------------------
          10"    2,500   Along Old Post Rd from JCP&L ROW to Rt 1
--------------------------------------------------------------------
--------------------------------------------------------------------
          8"      750    Along Old Post Rd from Rt 1 to Mill Rd
--------------------------------------------------------------------
-------------------------===========================================
          10"    5,400   Along Miko Rd, Idlewild Rd from Old Post
                         Rd to Rt 27
-------------------------===========================================
--------------------------------------------------------------------
          10"    1,550   Along Rt 27 from Idlewild Rd to Fitch Rd
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    1,200   Along Rt 27 from Talmadge Rd to Municipal
                         Blvd
--------------------------------------------------------------------
--------------------------------------------------------------------
          10"    1,700   Along Duclos Lane from Woodbridge Ave to
                         Rose St
--------------------------------------------------------------------
--------------------------------------------------------------------
          10"    1,600   Along Fox Rd from Woodbridge Ave to Leo St
--------------------------------------------------------------------
-------------------------===========================================
        Subtotal 43,700
-------------------------===========================================


-------------------------===========================================
                Approx
                Length
 Year   Diameter  (ft)                    Location
-------------------------===========================================
--------------------------------------------------------------------
 2,000    16"    1,300   Along Meadow Rd from Woodbridge Ave to
                         Clifton St
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    4,100   Along Meadow Rd from Clifton St to end as
                         shown on map
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    2,400   Along Executive Ave from Corporation ROW
                         to Mill Rd
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    1,500   Along Mill Rd from Distribution Blvd to
                         point shown on map
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    1,600   Along Distribution Blvd from Mill Rd to
                         the 16" main
--------------------------------------------------------------------
--------------------------------------------------------------------
          16"    1,300   Along Distribution Blvd from 16" main to
                         point shown on map
--------------------------------------------------------------------
--------------------------------------------------------------------
          16"    2,300   Along ROW paralleling College Dr from
                         Mill Rd to Distrib. Blvd
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    3,000   Along Midvale Rd from Meadow Rd to loop
                         back to Meadow Rd
--------------------------------------------------------------------
--------------------------------------------------------------------
          10"    2,900   Along ROW near Horizon Dr
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    4,000   Along Brotherhood St & ROW from Brunswick
                         Ave to point on map
--------------------------------------------------------------------
--------------------------------------------------------------------
          10"    4,900   Along PA RR & Rt 287 from Talmadge Rd
                         south to 12" main
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    3,400   Along National Rd from Talmadge Rd to 10"
                         main on map
--------------------------------------------------------------------
--------------------------------------------------------------------
          10"     800    Crossing Rt 287 from National Rd to
                         Durham Ave
--------------------------------------------------------------------
--------------------------------------------------------------------
          12"    3,500   Along New Durham Rd from Talmadge Rd to
                         Durham Ave
--------------------------------------------------------------------
--------------------------------------------------------------------
          10"    2,300   Along New Durham Rd & Reider Rd from
                         Durham Ave to point near Susan Place
--------------------------------------------------------------------
--------------------------------------------------------------------
        Subtotal 39,300
--------------------------------------------------------------------
--------------------------------------------------------------------

--------------------------------------------------------------------
--------------------------------------------------------------------
         TOTAL  115,000
--------------------------------------------------------------------

2. Looping of dead-end mains on Irving St. & Hillside Ave. by
      June, 1998

3. Replace 1,500 lineal ft. of 4" diameter main on Westervelt Ave with 8" main by June, 1998

4. Station B-3 Upgrades after completion of main cleaning and lining

        *Provide automatic feed of water into the B-3 reservoir through an electrically operated valve
        *Retrofit and upgrade station piping
        *Perform interior cleaning and exterior cosmetic improvements to the reservoir
        *Replace the hydrant
        *Perform minor electrical system improvements to address safety issues
        *Perform general building interior housekeeping (painting, cleanup, repairs)
        *Test and rehabilitate selected pumps and motors

5. Sealing and Capping of Five (5) abandoned Township wells by
      June, 1998

        *Pull out equipment and casing
        *Fill wells with concrete
        *Seal and cap wells

6. Provide SCADA Systems by June, 1999

        *Installation of remote terminal units, communication lines, emulation packages and wiring
        *Provision of personal computer, printer and training

7. Meter Replacement - ongoing

        *Replace all meters that are 10 years old or older within first 5 years of contract with meter and encoder register pad
        *Replace meters sized 2 inches and below again after ten years with new meters only
        *Replace or repair meters larger than 2 inches at least every 10 years after initial replacement

SCHEDULE E

MINIMUM FINANCIAL CRITERIA

           (1) The Operator or Guarantor shall maintain a net worth of at least Five Million Dollars
                ($5,000,000).

           (2) The Operator or Guarantor shall maintain annual pre-tax earnings of at least One Million Dollars
                ($1,000,000) per year.

           (3) The Operator or Guarantor shall maintain cash and/or cash equivalents (such as marketable securities) of at least Two Million Five Hundred Thousand Dollars ($2,500,000). [A portion of the "cash equivalent" can include an unencumbered line of credit up to One Million Dollars ($1,000,000) that the Operator or Guarantor can access during the Term of the Agreement.]

SCHEDULE F

MINIMUM TECHNICAL CRITERIA


      (1) The Operator shall maintain in its employ at least three supervisory personnel experienced in providing supervision, trouble shooting, evaluations, and other technical information in support of operation and maintenance of water facilities.

      (2) The Operator shall maintain in its employ at least three supervisory personnel with current public water distribution systems license classification pursuant to N.J.S.A. 58:11-64 et. seq. and N.J.A.C. 7:10-13 of W3
           or higher for operation of water facilities in accordance with Department permits.

      (3) The Operator shall maintain in its employ sufficient technical, managerial, administrative, office, field, clerical and accounting staff to efficiently and effectively render the Services as specified herein.

      (4) The Operator must continuously own or lease, or evidence a commitment to own or lease a sufficient number and type of vehicles and equipment to render the required Services.

      (5) The Operator shall continuously conduct System evaluations and engineering reviews and to implement improvements in operations and maintenance practices to improve performance, efficiency and reliability.

      (6) The Operator shall maintain an emergency contingency plan.

21255-004  114412.10

SCHEDULE G

OPERATING PERFORMANCE STANDARDS

====================================================================
                          1. FIRE FLOWS*
====================================================================
--------------------------------------------------------------------
        Type of Development            Fire Flow    Duration (Hrs.)
                                        (Min.)
--------------------------------------------------------------------
--------------------------------------------------------------------
Single-family house                    1000 gpm            2
(>100' between houses)
--------------------------------------------------------------------
--------------------------------------------------------------------
Single-family house                    1000 gpm            2
(<100' between houses)
--------------------------------------------------------------------
--------------------------------------------------------------------
Multi-family house (max. 4)            1,000 gpm           2
--------------------------------------------------------------------
--------------------------------------------------------------------
Apartment building                     1,500 gpm           2
--------------------------------------------------------------------
--------------------------------------------------------------------
Commercial (light)                     1,750 gpm           2
Commercial (medium)                    2,500 gpm           3
Commercial (heavy)                     3,000 gpm           3
--------------------------------------------------------------------
--------------------------------------------------------------------
Industrial                             3,500 gpm           3
--------------------------------------------------------------------


====================================================================
                            2. PRESSURE
====================================================================
--------------------------------------------------------------------
 20 psi at street level under all flow conditions, including fire
                                and
       30 psi at street level under peak day flow conditions
--------------------------------------------------------------------


====================================================================
                         3. WATER QUALITY
====================================================================
--------------------------------------------------------------------
Turbidity                          < .5 NTU at 95% of samples
                                   within any given month
--------------------------------------------------------------------
--------------------------------------------------------------------
Iron                               < .3 mg/l
--------------------------------------------------------------------



*Provided (i) that the mains serving the location in question and giving effect for the location of the place of measurement within the System, could provide such flows if in good condition and operated in accordance with prudent utility practice, and (ii) giving effect for (i) above, any deviation from the schedule does not materially adversely affect the ISO rating of the System and the cost and availability of insurance for users of the System. Provided further that the coefficient of the pipes shall be C=85 for the calculation of whether the required fire flow can be delivered.

21255-004  114412.10

SCHEDULE H

WATER SUPPLY AGREEMENTS


                THIS AGREEMENT made this ______________ ___, 1997

BETWEEN

                ELIZABETHTOWN WATER COMPANY, a public utility and corporation organized under the laws of the State of New Jersey, with its principal office at 600 South Avenue, Town of Westfield, County of Union, State of New Jersey,

                hereinafter referred to as "Elizabethtown,"

AND

                TOWNSHIP OF EDISON, in the County of Middlesex, a municipal corporation organized under the laws of the State of New Jersey, Township of Edison, County of
           Middlesex, State of New Jersey,

                hereinafter referred to as "Edison."

           WHEREAS, Edison desires to obtain a supply of water to be used by the Township and its inhabitants; and
           WHEREAS, Elizabethtown has a Rate Schedule No. ED-8, Service to Other Systems Under Contract, filed under authority of the Board of Public Utilities, and Edison desires to obtain a supply of water under that rate schedule and subject to its provisions, as may be amended and supplemented under approval of the Board of Public Utilities; and
           WHEREAS, Elizabethtown and Edison presently have a contract for water supply dated December 27, 1967, which expires on December 27, 1997 and which requires certain amendments and the parties desire to have this Agreement supersede said contract. W I T N E S S E T H:
           Elizabethtown agrees to sell, deliver and transport to Edison, and Edison agrees to purchase and accept water from the water sources or supply of Elizabethtown at the rates set forth in the Rate Schedule No. ED-8, Service to Other Systems Under Contract and subject to its provisions as may be amended and supplemented under approval of the Board of Public Utilities.
           It is further agreed between Elizabethtown and Edison that:
           1. The Term of this agreement shall be thirty (30) years.
           2. Elizabethtown will meter all water supplied to Edison at the existing Truman Drive Meter (hereinafter called the "Truman Drive Meter Station") and at the existing meter on Talmadge Road (hereinafter called "Talmadge Road Meter Station" and together with the Truman Drive Meter Station, the "Meter Stations") and at such other points as may be designated by mutual agreement. As further consideration for this Agreement and pursuant to the provisions of the County and Municipal Water Supply Act, N.J.S.A. 40A:31-1 (the "Water Supply Act"), Elizabethtown agrees to expand and upgrade the Talmadge Road Booster Station in order to enhance the volume, pressure and quality of water to be supplied by Elizabethtown to Edison as follows:

           (a) Install two new ten thousand (10,000) gallon per minute (gpm) pumps with three hundred (300) horsepower motors;

           (b) Install a variable frequency drive and controls to the motor, which will allow the pump to maintain reasonably constant pressure in the system, regardless of fluctuations in system demand;

           (c) Install an enclosed diesel driven standby power generator;

           (d)  Install an automatic transfer switch;

           (e)  Upgrade station piping;

           (f)  Upgrade electrical wiring; and

           (g) Install remote sensory units and switches to allow for twenty-four (24) hour monitoring and control of the Station at Elizabethtown's central control room in Netherwood.


      All expenses associated therewith shall be solely at the expense of Elizabethtown. In order to enable Elizabethtown to undertake such improvements, Edison, pursuant to the Water Supply Act, hereby grants an exclusive license to Elizabethtown for the term of this Agreement to enable it to operate, maintain and make the improvements to the Talmadge Road Booster Station. All improvements shall be owned by Elizabethtown.
           3. Elizabethtown will not be required to supply water at a total rate of flow greater than four and one-half million (4,500,000) gallons per day through the Meter Stations unless notified at least twenty-four (24) hours in advance by Edison or its operator and in that event, the total rate of flow shall not exceed seven million and seven hundred fifty thousand (7,750,000) gallons per day, unless written permission of Elizabethtown is obtained as a supplement hereto, except that these rates of flow and daily quantities may be exceeded on reasonable notice in case of fire or other catastrophe requiring an emergency supply of water.

21255-004  114412.10

           4. Initially, Edison will furnish Elizabethtown with a statement of its total minimum daily requirements for the Meter Stations, which will not be less than four million five hundred thousand (4,500,000) gallons per day. Thereafter, Edison or its operator will submit to Elizabethtown, at intervals of six (6) months, a written statement of its total minimum daily requirements for the following six (6) months, which minimum for the Meter Stations shall not be less than four million five hundred thousand (4,500,000) gallons per day. This statement shall fix the rate category for the period, as indicated in the filed rate schedule.
           5. The charge for the amount of water supplied shall be determined by the total daily quantity supplied through the Meter Stations multiplied by the rate for the category fixed for each six-month period. The daily charge to be paid by Edison shall not be less than the stated total minimum daily requirements for the Meter Stations multiplied by the rate for the category fixed for the six (6) month period.
           6. Elizabethtown shall provide a continuous, regular and uninterrupted supply of water to Edison. Elizabethtown undertakes to supply such continuous and regular service to Edison subject to interruptions by reason of acts of God, accident, strike, legal process, State or municipal interference or other causes whatsoever beyond its control and shall not be liable for damages to Edison by reasons of interruptions in the supply of water to Edison's system.
           7.   This contract shall go into effect on _________
__, 1997.

21255-004  114412.10

           IN WITNESS WHEREOF, the Elizabethtown Water Company has caused these presents to be signed by its Senior Vice President and its corporate seal to be affixed hereto and attested by its Secretary, and the Township of Edison, in the County of Middlesex, has caused these presents to be signed by its Mayor, and its corporate seal to be affixed hereto and attested by its Clerk, the day and year first above written.

                                    ELIZABETHTOWN WATER COMPANY


                                    By:_________________________
                                       Norbert Wagner
                                       Senior Vice President

Attest;


_____________________________
Walter M. Braswell, Secretary

                                    TOWNSHIP OF EDISON, in the
                                    County of Middlesex


                                    By:__________________________
                                       George A. Spadoro
                                       Mayor


Attest:

______________________________
Reina A. Murphy, Clerk

SCHEDULE I

FACILITIES TO RECEIVE FREE SERVICE

21255-004  114412.10


     Building                    Address             Description
Municipal Complex            100 Municipal Blvd.    Municipal Bldg.
Senior Citizen Bldg.         2963 Woodbridge Ave.   Recreation Center
Toth Health Center           80 Idlewild Road       Health Center
Animal Shelter               125 Municipal Blvd.    Shelter
Stelton Community Center     328 Plainfield Ave.    Recreation Center
Fire House #1                Plainfield Ave at      Township House
Fire House #2                Simpson                Township House
                             Lincoln Hwy at
                             Langstaff Ave
Free Public Library          Plainfield Ave at      Library
                             Division St
Parks & Bldgs Maint. Garage  Now St (off            Maintenance Garage
Municipal Garage             Woodbridge)            Maintenance Garage
                             745 New Durham Road
Water Utility Office         Langstaff Ave (North of Highway 27)
Sewer Dept. Pump Station     National Road          Pump Station
Sewer Dept. Pump Station     Woodbridge Avenue      Pump Station
                             (West of NJ Turnpike)
Sewer Dept. Pump Station     Marina Drive-Marina    Pump Station
Sewer Dept. Pump Station     Apts.                  Pump Station
                             Brunswick Avenue
                             (near Nursing Home)
Sewer Dept. Pump Station     Bartha Ave (off        Pump Station
                             Sutton's Lane)
First Aid Squad Building     Lakeview Drive         First Aid

21255-004  114412.10

SCHEDULE J

EMPLOYEES TO BE HIRED OR PAID FOR BY OPERATOR

                               Bolger, Mathew
                               Schappauf Jr., Peter
                               Sperber, Lothar
                               Valentino, Lawrence
                               Petty, Timothy
                               Ghilino Jr., Louis N.
                               Morgan, Harry
                               Pinter, Joseph A.
                               Combenakis, Steven
                               Wood, William Craig
                               Singley, Hubert
                               Richardson, Arnold R.
                               Dreyfus, David
                               Catalano, Donald
                               Leight, Christopher
                               Christie, Carole
                               Bobrowski III, John
                               Kennedy, Alexander
                               Lucey, Joseph M.
                               Stebila, Joseph

SCHEDULE K

ANNUAL PAYMENTS

Year                             Amount
  July 1, 1997 - June 30, 1998          845,399
  July 1, 1998 - June 30, 1999          874,988
  July 1, 1999 - June 30, 2000          321,368
  July 1, 2000 - June 30, 2001          332,615
  July 1, 2001 - June 30, 2002          344,257
  July 1, 2002 - June 30, 2003          356,306
  July 1, 2003 - June 30, 2004          368,777
  July 1, 2004 - June 30, 2005          381,684
  July 1, 2005 - June 30, 2006          395,043
  July 1, 2006 - June 30, 2007          408,869
  July 1, 2007 - June 30, 2008          423,180
  July 1, 2008 - June 30, 2009          437,991
  July 1, 2009 - June 30, 2010          453,321
  July 1, 2010 - June 30, 2011          469,187
  July 1, 2011 - June 30, 2012          485,608
  July 1, 2012 - June 30, 2013          502,605
  July 1, 2013 - June 30, 2014          520,196
  July 1, 2014 - June 30, 2015          538,403
  July 1, 2015 - June 30, 2016          557,247
  July 1, 2016 - June 30, 2017          576,750